Exhibit 10.25

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CONFIDENTIAL TREATMENT REQUESTED UNDER RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED. […***…] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST FILED SEPARATELY WITH THE COMMISSION. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

COLLABORATION AND CROSS LICENSE AGREEMENT

Between

ZYMEWORKS INC.

and

DAIICHI SANKYO CO., LTD.

            , 2016

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	8.1	Duty of Confidence	35
	8.2	Exceptions	35
	8.3	Authorized Disclosures	36

9.	PUBLICATIONS AND PUBLICITY		37

	9.1	Publications	37
	9.2	Publicity	38

10.	TERM AND TERMINATION		38

	10.1	Term	38
	10.2	Termination for Convenience	39
	10.3	Termination for Patent Challenge	39
	10.4	Termination for Cause	40

11.	EFFECTS OF TERMINATION		40

	11.1	Termination of Agreement	40
	11.2	Survival	41
	11.3	Damages; Relief	41
	11.4	Bankruptcy Code	41

12.	REPRESENTATIONS AND WARRANTIES		41

	12.1	Representations and Warranties by Each Party	41
	12.2	Representations and Warranties by Zymeworks	42
	12.3	Representations and Warranties by DS	42
	12.4	Limitation	43
	12.5	No Other Warranties	43

13.	INDEMNIFICATION AND LIABILITY		43

	13.1	Indemnification by Zymeworks	43
	13.2	Indemnification by DS	43
	13.3	Indemnification Procedure	44
	13.4	Special, Indirect and Other Losses	44
	13.5	Insurance	45

14.	GENERAL PROVISIONS		45

	14.1	Assignment	45
	14.2	Extension to Affiliates	45
	14.3	Severability	45
	14.4	Governing Law; English Language	45
	14.5	Dispute Resolution	46
	14.6	Force Majeure	47
	14.7	Waivers and Amendments	47
	14.8	Relationship of the Parties	47
	14.9	Notices	47
	14.10	Further Assurances	48
	14.11	Compliance with Law	48
	14.12	No Third Party Beneficiary Rights	48

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14.13	Entire Agreement	48
14.14	Counterparts	49
14.15	Expenses	49
14.16	Binding Effect	49
14.17	Construction	49
14.18	Cumulative Remedies	49
14.19	Export	49
14.20	Notification and Approval	50

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COLLABORATION AND CROSS LICENSE AGREEMENT

THIS COLLABORATION AND CROSS LICENSE AGREEMENT (the “Agreement”), effective as of                  , 2016 (the “Effective Date”), by and between DAIICHI SANKYO CO., LTD., a corporation organized and existing under the laws of Japan, with its principal business office located at 3-5-1, Nihonbashi honcho, Chuo-ku, Tokyo, 103-8426, Japan (“DS”) and ZYMEWORKS INC., a corporation organized and existing under the laws of Canada, and extra provincially in British Columbia, having an address at 540-1385 West 8th Avenue, Vancouver, BC, Canada V6H 3V9 (“Zymeworks”). Zymeworks and DS are each referred to individually as a “Party” and together as the “Parties”.

BACKGROUND

A. Zymeworks controls a proprietary […***…] heterodimerization platform that was developed using Zymeworks’ proprietary molecular simulation software, known as ZymeCAD™. Zymeworks also controls a proprietary […***…] platform, known as the EFECT™ […***…] platform.

B. DS and Zymeworks desire to enter into this agreement under which the Parties will utilize such platforms to generate and develop certain […***…] Antibodies (as defined below) based on pairs of binding sequences nominated by DS.

C. DS desires to obtain certain licenses and options under certain intellectual property controlled by Zymeworks to develop and commercialize certain products incorporating such Antibodies, and Zymeworks is willing to grant such rights, all on the terms and conditions as set forth below.

D. Zymeworks desires to obtain certain licenses under certain intellectual property controlled by DS to develop and commercialize certain products incorporating antibodies derived and generated from the […***…] Binding Domain (as defined below), and DS is willing to grant such rights, all on the terms and conditions as set forth below.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein below, and other good and valuable consideration, the sufficiency of which is hereby acknowledged by both Parties, the Parties agree as follows:

1. DEFINITIONS AND INTERPRETATIONS

Whenever used in this Agreement with an initial capital letter, the terms defined in this Article 1 and elsewhere in this Agreement, whether used in the singular or plural, shall have the meanings specified.

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1.1 “Acquiring Entity” means a Third Party that merges or consolidates with or acquires Zymeworks, or to which Zymeworks transfers all or substantially all of its assets to which this Agreement pertains.

1.2 “Act” means, as applicable, the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§ 301 et seq., or the Public Health Service Act, 42 U.S.C. §§ 262 et seq., as such may be amended from time to time.

1.3 “Affiliate” means with respect to either Party, any Person controlling, controlled by or under common control with such Party, for so long as such control exists. For purposes of this Section 1.3 only, “control” means (i) direct or indirect ownership of fifty percent (50%) or more of the stock or shares having the right to vote for the election of directors of such corporate entity or (ii) the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

1.4 “Annual Net Sales” means, with respect to a particular Product and Calendar Year, all Net Sales of such Product throughout the Territory during such Calendar Year.

1.5 “Antibody” means any and all antibodies or antibody analogues, including Fc or Fab components thereof, derived and generated from the DS […***…] through the application of the Zymeworks Platform pursuant to the Research Program. For clarity, all Antibodies shall be […***…].

1.6 “Applicable Laws” means, in all countries, all federal, state, local, national and supra-national laws, statutes, rules and regulations, including any rules, regulations, guidelines or requirements of Regulatory Authorities, national securities exchanges or securities listing organizations that may be in effect from time to time during the Term and applicable to a particular activity hereunder.

1.7 “Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in Japan or New York, New York, U.S.A. are authorized or required by Applicable Law to remain closed.

1.8 “Calendar Quarter” means any respective period of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31 of any Calendar Year.

1.9 “Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31.

1.10 “[…***…]” means the Target more specifically identified as entry P07766 in the UniProt/SwissProt database.

1.11 “[…***…]” means any and all antibodies or antibody analogues, including Fc or Fab components thereof, derived and generated from the […***…], other than the Antibodies.

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1.12 “[…***…]” means DS’ proprietary Sequence Directed To […***…], which is agreed upon by the Parties and set forth on Exhibit 1.12.

1.13 “[…***…]” shall have the same meaning as Net Sales; provided that all references to DS in the definition of Net Sales shall be replaced with references to Zymeworks for purposes of defining […***…], all references to the Product in the definition of Net Sales shall be replaced with references to […***…] for purposes of defining […***…], and all references to Antibody in the definition of Net Sales shall be replaced with reference to […***…] for purposes of defining […***…].

1.14 “[…***…]” means a pharmaceutical preparation in final form containing one or more […***…].

1.15 “[…***…] Combination” means a […***…] that contains one or more active agents that are not […***…] (e.g., one or more antibodies that are not […***…] and/or one or more chemotherapeutics) in addition to an […***…].

1.16 “Clinical Trial” means a Phase I Clinical Trial, Phase II Clinical Trial or Phase III Clinical Trial, or any post-approval human clinical trial, as applicable.

1.17 “Combination Product” means, with respect to a Product, a Product Combination and, with respect to a […***…] Product, a […***…] Product Combination.

1.18 “Confidential Information” means all Know-How, which is generated by or on behalf of a Party under this Agreement or which one Party or any of its Affiliates or contractors has provided or otherwise made available to the other Party, whether made available orally, in writing, or in electronic form, including (a) such Know-How comprising or relating to concepts, discoveries, Inventions, data, designs or formulae arising from this Agreement and (b) any unpublished patent applications disclosed hereunder. This existence and terms of this Agreement constitute Confidential Information of both of the Parties.

1.19 “Control” or “Controlled” means, with respect to any material, Know-How, or intellectual property right (including Patent Rights), that a Party (a) owns or (b) has a license to such material, Know-How, or intellectual property right and, in each case, has the power to grant to the other Party access, a license, or a sublicense (as applicable) to the same on the terms and conditions set forth in this Agreement without violating any obligations of the granting Party to a Third Party or subjecting the granting Party to any additional fee or charge. Notwithstanding anything to the contrary in this Agreement, the following shall not be deemed to be Controlled by Zymeworks: (i) any materials, Know-How or intellectual property right owned or licensed by any Acquiring Entity immediately prior to the effective date of the merger, consolidation or transfer making such Third Party an Acquiring Entity, and (ii) any materials, Know-How or intellectual property right that any Acquiring Entity subsequently develops without accessing or practicing the Zymeworks Platform or any Zymeworks Intellectual Property.

1.20 “Covered” means, with respect to a Product or […***…] Product in a particular country, that the manufacture, use, sale or importation of such Product or […***…] Product, as applicable, in such country would, but for the licenses granted herein, infringe a Valid Patent Claim.

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1.21 “Directed To” means, with regard to an antibody or product, that such antibody or product (a) binds directly to a Target, and also (b) exerts its primary diagnostic, prophylactic or therapeutic activity as a result of such binding or modifies the profile (e.g., pharmacokinetics, tissue penetration and distribution) of the antibody as a result of such binding; provided, however, if the phrase “Directed To” is used with respect to the […***…] Binding Domain, independent of an antibody or product derived or generated from the […***…] Binding Domain, only clause (a) above (and not clause (b)) shall apply. When required grammatically, the defined term “Directed To” may be separated and shall have the same meaning set forth above; e.g., when discussing Targets To which an antibody is Directed.

1.22 “DS Intellectual Property” means the DS Know-How and DS Patent Rights.

1.23 “DS Know-How” means all Know-How, which: (a) is Controlled by DS or its Affiliates as of the Effective Date or during the Term of this Agreement, (b) is not generally known, and (c) is reasonably necessary or useful to Zymeworks in exploiting the […***…] Binding Domain or […***…] Variable Domain Improvements, or otherwise in exercising the DS Patent Rights, in each case to develop, manufacture or commercialize […***…] Antibodies. The list of DS Know-How to be disclosed by DS to Zymeworks as of the Effective Date is specified in the Exhibit 1.23.

1.24 “DS Patent Rights” means any and all Patent Rights that are Controlled by DS or its Affiliates as of the Effective Date or during the Term of the Agreement, to the extent they claim the […***…] Binding Domain or […***…] Variable Domain Improvements (including any such Patent Rights Controlled by DS or its Affiliates to the extent claiming Inventions directed to the […***…] Binding Domain or […***…] Variable Domain Improvements). For clarity, if such a Patent Right claims both (i) the […***…] Binding Domain and/or […***…] Variable Domain Improvements and (ii) any of inventions other than the […***…] Binding Domain and/or […***…] Variable Domain Improvements, including Antibody, Product and Research Sequence Pair, only part (i) above falls in the scope of DS Patent Rights, and part (ii) is excluded from the scope of DS Patent Rights.

1.25 “European Union” means the European Union as it exists as of the Effective Date, together with any countries or territories that subsequently join the European Union. For clarity, any countries or territories that exit the European Union after the Effective Date shall remain part of the European Union for purposes of this Agreement. As of the Effective Date, the European Union includes the following countries: Austria, Belgium, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden, and the United Kingdom.

1.26 “EU Major Market” means […***…].

1.27 “FDA” means the United States Food and Drug Administration and any successor thereto.

1.28 “Field” means any and all uses, including diagnostic, prophylactic, and therapeutic uses, in humans.

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1.29 “First Commercial Sale” means, with respect to a Product or […***…] Product in any country in the Territory, the first sale, transfer or disposition for value or for end use or consumption of such Product or […***…] Product, as applicable, in such country after Marketing Authorization has been received in such country.

1.30 “FTE Costs” means an amount equal to the product of the FTE Rate and actual hours worked by Zymeworks FTEs on the Research Program.

1.31 “FTE Rate” means the annual compensation rate for an FTE, which shall be $[…***…] (USD) as of the Effective Date. The FTE Rate shall be subject to an annual adjustment equal to the change in the consumer price index for such Calendar Year as reported by United States Bureau of Labor Statistics.

1.32 “FTE” means the equivalent of a full-time employee’s work time over an accounting period (including normal vacations, sick days and holidays) based on […***…]. The portion of an FTE year devoted by an employee to activities under the Research Program shall be determined by dividing (a) the number of hours during any accounting period devoted by such individual to such activities by (b) the product of eight (8) hours * the number of Business Days during such accounting period.

1.33 “GLP” means consistent with good laboratory practices as set forth under Applicable Law, including as set forth in 21 C.F.R., Part 58.

1.34 “IND” means an investigational new drug application, clinical trial application, or similar application, filed with, and accepted by, a Regulatory Authority in any country or group of countries prior to beginning Clinical Trials in that country or in that group of countries.

1.35 “Invention” means any Know-How, composition of matter, article of manufacture or other subject matter, whether patentable or not, that is conceived or reduced to practice under and as a result of any work performed under the Agreement, including any work performed pursuant to the Research Program.

1.36 “Joint Invention” means any Invention conceived or reduced to practice jointly by one or more employees of DS or its Affiliate or a Third Party acting under authority of DS or its Affiliate, on the one hand, and one or more employees of Zymeworks or its Affiliate or a Third Party acting under authority of Zymeworks or its Affiliate, on the other hand.

1.37 “Joint Patent Rights” means all Patent Rights claiming a Joint Invention.

1.38 “Know-How” means all technical information, know-how, data, inventions, discoveries, trade secrets, specifications, instructions, processes, formulae, methods, protocols, expertise and other technology applicable to formulations, compositions or products or to their manufacture, development, registration, use or marketing or to methods of assaying or testing them, and all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, preclinical and clinical data relevant to any of the foregoing. For clarity, Know-How excludes Patent Rights and materials. The scope of disclosure of Know-How is handled in accordance with Section 2.2.2(a) (with respect to DS Know-How) and Section 3.1.5.

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1.39 “Marketing Authorization” means all approvals from the relevant Regulatory Authority necessary to initiate marketing and selling a product (including a Product or […***…]Product) in any country. For clarity, unless necessary to initiate marketing and selling of a product in a particular country, Marketing Authorization shall not include pricing or reimbursement approval.

1.40 “[…***…] Antibody” means an antibody or an antibody analogue, generated through the application of the Zymeworks Platform, that contains independent binding sites Directed To […***…].

1.41 “Net Sales” means the gross amount invoiced by DS or its Related Parties for sales or other transfer of Product to a Third Party, less the following deductions to the extent included in the gross invoiced sales price with respect to such sales:

1.41.1 any […***…] and […***…], and other usual and customary […***…];

1.41.2 […***…] and […***…] granted to […***…], their respective […***…], adjustments arising from […***…];

1.41.3 […***…];

1.41.4 […***…] to the extent relating to the Product;

1.41.5 […***…] actually allowed or paid for […***…], to the extent included in the gross sales price; and

1.41.6 […***…], in each case to the extent not reimbursed.

Each of the foregoing deductions shall be determined as incurred in the ordinary course of business in type and amount consistent with good industry practice and in accordance with applicable accounting requirements on a basis consistent with DS’ audited consolidated financial statements. All discounts, allowances, credits, rebates, and other deductions shall be fairly and equitably allocated to the Product(s) and other product(s) of DS and its Related Parties such that the Product(s) does not bear a disproportionate portion of such deductions. In the case of […***…].

With respect to sales of a particular Combination Product, and on a country-by-country basis, the “Net Sales” for royalty purposes hereunder shall be calculated by multiplying the actual Net Sales (calculated in the manner described above) of such Combination Product by the fraction A/B, in which A is the invoice price of the Antibody of the same strength and in the same quantity as contained in the Combination Product, sold separately in the same period without the other active ingredient(s) in the same country of sale as the Combination Product, and B is the invoice price of the Combination Product sold in the same period in such country. All invoice prices of the Antibody and the Combination Product shall be calculated as the average invoice price of such active ingredients during the applicable accounting period for which the Net Sales are being calculated. If, on a country-by-country basis, no separate sale of the Antibody in the same strength as contained in the Combination Product, sold separately without other active ingredient(s), is made in such country during the applicable accounting period, or if

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the invoice price for the Antibody cannot be determined for an accounting period, then the “Net Sales” for royalty purposes hereunder for sales of such Combination Product in each such country shall be determined by multiplying the Net Sales (calculated in the manner described above) of such Combination Product in such country by a fraction, determined in good faith by mutual agreement of the Parties, that reflects the relative contribution in value that the Antibody contained in the Combination Product makes to the total value of such Combination Product to the end user in such country.

1.42 “Option Term” means the period commencing on the initiation of the Research Program and expiring on the earliest of: (a) DS’ exercise of the Option, (b) the date that is […***…] after the termination of the Research Program Term, and (c) the date on which the […***…].

1.43 “Patent Rights” means the rights and interests in and to issued patents and pending patent applications (which, for purposes of this Agreement, include certificates of invention, applications for certificates of invention and priority rights) in any country or region, including all provisional applications, substitutions, continuations, continuations-in-part, continued prosecution applications including requests for continued examination, divisional applications and renewals, and all letters patent or certificates of invention granted thereon, and all reissues, reexaminations, extensions (including pediatric exclusivity patent extensions), term restorations, renewals, substitutions, confirmations, registrations, revalidations, revisions and additions of or to any of the foregoing, in each case, in any country.

1.44 “Person” means any individual, corporation, company, partnership, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

1.45 “Phase I Clinical Trial” means a study in humans which provides for the first introduction into humans of a product, conducted in normal volunteers or patients to generate information on product safety, tolerability, pharmacological activity or pharmacokinetics, or otherwise consistent with the requirements of U.S. 21 C.F.R. §312.21(a) or its foreign equivalents.

1.46 “Phase II Clinical Trial” means a study in humans of the safety, dose ranging and efficacy of a product, which is prospectively designed to generate sufficient data (if successful) to commence a Phase III Clinical Trial or to file for accelerated approval, or otherwise consistent with the requirements of U.S. 21 C.F.R. §312.21(b) or its foreign equivalents.

1.47 “Phase III Clinical Trial” means a controlled study in humans of the efficacy and safety of a product, which is prospectively designed to demonstrate statistically whether such product is effective and safe for use in a particular indication in a manner sufficient to file for Marketing Authorization, or otherwise consistent with the requirements of U.S. 21 C.F.R. §312.21(c) or its foreign equivalents.

1.48 “Product” means a pharmaceutical preparation in final form containing one or more Antibody(ies) but no other antibody made using the Zymeworks Platform. For clarity, a Product includes any formulation, delivery device, dispensing device or packaging required for effective use of the Product.

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1.49 “Product Combination” means a Product that contains one or more active agents that are not Antibodies (e.g., one or more antibodies that are not Antibodies and/or one or more chemotherapeutics) in addition to an Antibody.

1.50 “Regulatory Authority” means the FDA or any counterpart of the FDA outside the United States, or other national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity with authority over the distribution, importation, exportation, manufacture, production, use, storage, transport, clinical testing or sale of a pharmaceutical product (including a Product or […***…] Product), which may include the authority to grant the required reimbursement and pricing approvals for such sale.

1.51 “Related Party” means each Party, its Affiliates, and their respective licensees or sublicensees hereunder (which term excludes any Third Parties to the extent functioning as distributors), as applicable. In no event shall Zymeworks be a Related Party with respect to DS or DS be a Related Party with respect to Zymeworks.

1.52 “Research Antibodies” means any and all antibodies or antibody analogues, including Fc or Fab components thereof, derived and generated from the Research Sequence Pairs through the application of the Zymeworks Platform pursuant to the Research Program. For clarity, all Research Antibodies shall be […***…] Antibodies.

1.53 “Research Program Patent Rights” means any and all Patent Rights claiming an Invention that are Controlled by either Party or their respective Affiliates.

1.54 “Research Sequence Pairs” means the Sequence Pairs agreed upon by the Parties as set forth on Exhibit 1.54, which are Directed To the Research Target Pair and shall be the Sequence Pairs that are the subject of the Research Program.

1.55 “Research Target Pair” means the Target Pair set forth on Exhibit 1.55.

1.56 “Sequence” means an antibody nucleic acid or amino acid sequence corresponding […***…] that is Directed To a Target.

1.57 “Sequence Pair” means a pair of Sequences, each of which is Directed To […***…].

1.58 “[…***…]” means any clinically relevant […***…] (or portion thereof).

1.59 “Target Pair” means any two Targets in combination.

1.60 “Territory” means all of the countries and territories in the world.

1.61 “Third Party” means any Person other than DS or Zymeworks or an Affiliate of DS or Zymeworks.

1.62 “Third Party Costs” means the actual reasonable, documented costs associated with subcontractors and other Third Party expenses incurred by Zymeworks with respect to the Research Program.

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1.63 “United States” or “US” means the United States of America and its territories and possessions.

1.64 “USD” and “$” mean United States dollars.

1.65 “Valid Patent Claim” means any claim of (a) an issued and unexpired patent or (b) a pending patent application, in each case included within (i) the Zymeworks Patent Rights, which are necessary for or used by DS or its Related Parties to carry out the Research Program or to develop, manufacture or commercialize Antibodies or Products, for purposes of Section 5.7.2 and the Product Royalty Term, (ii) the Research Program Patent Rights, which are necessary for or used by DS or its Related Parties to carry out the Research Program or to develop, manufacture or commercialize Antibodies or Products, for purposes of Section 5.7.2 and the Product Royalty Term, or (iii) the DS Patent Rights, which are necessary for or used by Zymeworks or its Related Parties to carry out the Research Program or to develop, manufacture or commercialize […***…] Antibodies or […***…] Products, for purposes of Section 5.8.2 and the […***…] Product Royalty Term; provided that such claim has not been abandoned, revoked or held unenforceable, invalid or unpatentable by a court or other government body of competent jurisdiction with no further possibility of appeal and which claim has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise. A claim within a pending patent application that has been pending issuance for more than […***…] from the date of filing of the earliest priority patent application to which such pending patent application is entitled shall not be a Valid Patent Claim, unless and until it issues.

1.66 “Zymeworks Intellectual Property” means the Zymeworks Patent Rights and the Zymeworks Know-How.

1.67 “Zymeworks Know-How” means all Know-How, which: (a) is Controlled by Zymeworks as of the Effective Date or during the Term of the Agreement, (b) is not generally known, and (c) is reasonably necessary or useful to DS in: (i) carrying out the activities assigned to it under the Research Program or (ii) developing, manufacturing or commercializing Antibodies.

1.68 “Zymeworks Patent Rights” means any and all Patent Rights that are Controlled by Zymeworks or its Affiliates (including Patent Rights Controlled by Zymeworks claiming Inventions) as of the Effective Date or during the Term of the Agreement, which (a) are necessary or reasonably useful for the use or exploitation of the Zymeworks Platform for carrying out the Research Program or (b) claim the manufacture, use, sale or importation of any Antibody.

1.69 “Zymeworks Platform” means Zymeworks’ proprietary […***…], alone or in conjunction with Zymeworks’ proprietary EFECT™ […***…] platform.

1.70 Additional Definitions. In addition, each of the following definitions shall have the respective meanings set forth in the section of this Agreement indicated below.

Definition	Section/Exhibit
Accounting Firm	6.4.2(a)
Agreement	Preamble

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Definition	Section/Exhibit
Agreement Payments	6.3
Audited Party	6.4.2(a)
Auditing Party	6.4.2(a)
Biophysical Characterization Requirements	4.4(e)
[…***…] Binding Domain Improvements	7.1.1
[…***…] License	2.2.2(a)
[…***…] Royalty	5.8.1
[…***…] Royalty Term	5.8.2
[…***…] Survival Sections	10.1.4
Claims	13.1
Clinical Trial Milestones	5.5
Code	11.4
Commercialization Milestone Event	5.6
Commercialization Milestone Payment	5.6
Commercial License	2.1.2
Commercial Sublicense	2.2.2(c)
Competing […***…]	7.3.1
Competing Infringement	7.3.1
Competing Product Infringement	7.3.1
Confidentiality Agreement	14.13
Controlling Party	7.3.5
Development Milestone Event	5.5
Development Milestone Payment	5.5
Development Period	3.3.1
Dispute	14.5.1
DS	Preamble
DS Indemnified Party	13.1
DS Sequence Pair	2.1.2
Effective Date	Preamble
Excluded Claim	14.5.5
Indemnified Party	13.3.1
Indemnifying Party	13.3.1
JSC	4.3
JSC Chair	4.3
Losses	13.1
Notice of Dispute	14.5.1
Option	2.1.2
Option Exercise Fee	5.3
Parties	Preamble
Party	Preamble
Product Royalty	5.7.1
Product Royalty Term	5.7.2
Product-Specific Inventions	7.1.3
prosecution	7.2.1

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Definition	Section/Exhibit
Research Program	3.1.1
Research Program Leader	4.1
Research Program Term	3.1.2
Royalty Term	5.8.2
Rules	14.5.1
Sublicense Notice	2.2.2(c)
Swap Notice	3.4
Taxes	6.3
Term	10.1.1
Workplan	3.1.3
Zymeworks	Preamble
Zymeworks Indemnified Party	13.2
Zymeworks Platform Improvements	7.1.1

1.71 Interpretation. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Articles, Sections or Exhibits mean the particular Articles, Sections or Exhibits to this Agreement and references to this Agreement include all Exhibits hereto. In the event of any conflict between the main body of this Agreement and any Exhibit hereto, the main body of this Agreement shall prevail. Unless context otherwise clearly requires, whenever used in this Agreement: (a) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation;” (b) the word “day” or “year” means a calendar day or year unless otherwise specified; (c) the word “notice” shall mean notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (d) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement as a whole and not merely to the particular provision in which such words appear; (e) the words “shall” and “will” have interchangeable meanings for purposes of this Agreement; (f) the word “or” shall have the inclusive meaning commonly associated with “and/or”; (g) provisions that require that a Party, the Parties or a committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise; (h) words of any gender include the other gender; (i) words using the singular or plural number also include the plural or singular number, respectively; (j) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement law, rule or regulation thereof; (k) neither Party or its Affiliates shall be deemed to be acting “under authority of” the other Party.

2. GRANT OF LICENSES

2.1 Licenses and Rights to DS. Subject to the terms and conditions of this Agreement,

2.1.1 Research License. During the Research Program Term, Zymeworks hereby grants to DS a non-exclusive, worldwide, royalty-free, research and development license

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under the Zymeworks Intellectual Property solely (a) to perform those activities assigned to DS under the Research Program and (b) to otherwise perform pre-clinical research and development with respect to the Research Antibodies. The foregoing license shall include the right to grant sublicenses to DS’ Affiliates or Third Parties and to the extent reasonably necessary to have activities performed under the Research Program on DS’ behalf; provided that DS shall (i) notify Zymeworks prior to any sublicensee (excluding its Affiliates) being so authorized, which notice shall identify the particular sublicensee and the activities to be performed thereby and (ii) be and remain responsible to Zymeworks for the compliance of each such Affiliate and sublicensee with the applicable terms and conditions hereunder. For clarity, the foregoing license does not include the right to conduct clinical research (including any Clinical Trials) with respect to any Research Antibody or to sell or otherwise commercialize Research Antibodies or products incorporating the Research Antibodies. During the Research Program Term, Zymeworks will not […***…], provided that Zymeworks may use, and grant licenses to, Third Party contractors for contract research, contract testing and otherwise as reasonably necessary to fulfill its obligations under the Workplan.

2.1.2 Option; Commercial License. Zymeworks hereby grants to DS an option (the “Option”), with respect to a single Research Sequence Pair (which, upon the exercise of such Option in accordance with this Section 2.1.2, shall become the “DS Sequence Pair”), to obtain an exclusive license under the Zymeworks Intellectual Property (including Zymeworks’ interest in Joint Inventions) to (a) make, use, and import, and perform other activities (which shall include the right to research, develop, manufacture, store, transport, export, and have someone perform such activities on DS’ behalf, but not to sell or offer for sale) for, Antibodies for incorporation into Products and (b) make, use, sell, offer to sell and import and perform other commercialization activities (which shall include the right to research, develop, manufacture, store, transport, export, market, promote, and have someone perform such activities on DS’ behalf) for, such Products, in each case, (a) and (b), in the Field in the Territory (the “Commercial License”). DS may exercise the Option for a DS Sequence Pair at any time during the Option Term by providing Zymeworks with written notice of such exercise, which notice shall identify which Research Sequence Pair is to be the DS Sequence Pair, and paying Zymeworks the Option Exercise Fee in accordance with Section 5.3. For clarity, prior to the exercise of the Option and payment of the Option Exercise Fee, DS shall not sell or otherwise commercialize Products or other products incorporating the Research Antibodies, or conduct any clinical development (including any Clinical Trials) of Products or other products incorporating the Research Antibodies. Upon DS’ exercise of the Option and payment to Zymeworks of the Option Exercise Fee during the Option Term, Zymeworks shall grant, and hereby grants (effective upon such exercise and payment), to DS the Commercial License. If, after DS has exercised the Option and Zymeworks has granted DS the Commercial License, […***…], DS may notify Zymeworks, and the Parties may discuss the terms on which Zymeworks would grant DS the right to […***…], including the payment terms that would apply. Further, upon the expiration of the Research Program Term, DS’ rights with respect to the Research Sequence Pairs and Research Antibodies under Section 2.1.1 shall terminate, and any further research of Antibodies and Products by or on behalf of DS shall be conducted pursuant to the Commercial License, if granted.

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2.1.3 Sublicenses. The Commercial License shall include the right to grant sublicenses (including to Affiliates and Third Parties) through multiple tiers, provided that each sublicense granted by DS shall be consistent with the terms and conditions of this Agreement. DS shall (a) provide Zymeworks with prompt notice of any such sublicenses that it grants (except for the sublicenses to DS’ Affiliates), identifying the sublicensee and the scope of such sublicensee’s rights/responsibilities and (b) shall be and remain responsible to Zymeworks for the compliance of each sublicensee with the applicable terms and conditions hereunder. DS may provide the notice described in clause (a) above by providing Zymeworks with a copy of the agreement granting such sublicense, which copy may be redacted to remove any provisions not necessary to determining compliance with this Agreement.

2.1.4 Changes to DS Sequence Pair. At any time prior to the […***…], DS shall have the right to swap the DS Sequence Pair, without any additional fee or payment, for a replacement Research Sequence Pair, which, subject to gatekeeping in accordance with Sections 3.4 and 3.5, shall become the DS Sequence Pair; provided that any given time, there may be no more than one (1) DS Sequence Pair.

2.1.5 Active Development. DS’ exclusivity, rights and licenses under the Commercial License will automatically expire if DS ceases all research and development of the Antibodies and Products for a period of […***…].

2.2 Licenses to Zymeworks. Subject to the terms and conditions of this Agreement,

2.2.1 Conduct of the Research Program. DS hereby grants Zymeworks a license to make, use and otherwise exploit subject matter within the Know-How and Patents Controlled by DS or its Affiliates solely for Zymeworks to perform those activities assigned to it under the Research Program or otherwise cooperate with DS hereunder. The license granted under this Section 2.2.1 shall include the right to sublicense to subcontractors to the extent reasonably necessary to conduct the Research Program; provided that Zymeworks shall be and remain responsible to Zymeworks for the compliance of each such subcontractor with the applicable terms and conditions hereunder.

2.2.2 […***…] Binding Domain.

(a) […***…] License. DS hereby grants to Zymeworks a non-exclusive, worldwide license, including the right to grant and authorize sublicenses, under the DS Intellectual Property to research, develop, make, have made, use, sell, import, export and otherwise commercialize […***…] Antibodies and […***…] Products in the Field and otherwise exploit the […***…] Binding Domain (the “[…***…] License”). Zymeworks may commercialize up to three (3) […***…]Products pursuant to the foregoing license. DS shall disclose to Zymeworks in writing and/or in electronic format the DS Know-How (a) which exists as of the Effective Date, within […***…] of the Effective Date and (b) that is generated during the Research Program Term, on a semi-annual basis thereafter; provided that if and when Zymeworks grants a Commercial Sublicense or assigns its right under Section 14.1 under the DS Intellectual Property to develop and commercialize a […***…]Product to such Third Party, DS’ obligations to disclose

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DS Know-How to Zymeworks under this Section 2.2.2(a) shall terminate. Any DS Know-How that DS initially discloses to Zymeworks orally or visually shall be reduced to writing or an electronic format and provided to Zymeworks in such format, promptly and in any event within […***…] of the initial oral or visual disclosure. For so long as DS retains either the license under Section 2.1.1 or exclusive rights under the Commercial License, Zymeworks agrees not to exercise the […***…] License to develop or commercialize […***…] Antibodies or […***…] Products Directed To the Research Target Pair; provided that the foregoing restriction shall not apply with respect to any such antibodies or products Directed To the Research Target Pair that are being developed or commercialized (a) by an Acquiring Entity prior to its acquisition of Zymeworks or (b) by a Third Party that is acquired by Zymeworks after the Effective Date, prior to such acquisition. Zymeworks will use commercially reasonable efforts to research, develop and commercialize […***…] Antibodies and […***…] Products.

(b) Reports. Prior to granting any sublicenses under the […***…] License to Third Parties to develop and commercialize […***…] Antibodies and […***…] Product, Zymeworks will provide DS with semi-annual written reports summarizing Zymeworks’ research and development activities with respect to the […***…] Antibodies and […***…] Products. Such reports shall be Zymeworks’ Confidential Information, subject to the protections of Article 9, and may be redacted, at Zymeworks’ sole discretion, to exclude any information regarding any […***…] Product, the other […***…], or any Sequences other than the […***…] Binding Domain from which the […***…] Antibodies are generated and derived. If DS provides Zymeworks with written notice of […***…] Antibodies or […***…] Products, Zymeworks will provide DS with the information of such […***…] Antibodies and […***…] Products which is reasonably necessary for DS to […***…] of such […***…] Antibodies or […***…] Products, and the Parties shall discuss in good faith a potential […***…] related to such […***…] Antibodies or […***…] Products. Zymeworks’ obligation to provide reports pursuant to this Section 2.2.2(b) after Zymeworks grants a sublicense under the […***…] License to a Third Party to develop, manufacture or commercialize such […***…] Product shall be limited to providing DS with annual high-level progress summaries which include, to the extent Zymeworks has such information, the then current development status and the material events of the commercialization activities with respect to each […***…] Product that enable DS to forecast amounts payable under this Agreement.

(c) Commercial Sublicenses. In the event, either after the […***…], that Zymeworks reaches substantial agreement (as evidenced by a final or near final term sheet, letter of intent or similar document) with a Third Party regarding the material terms of an agreement granting a sublicense under the […***…]License to such Third Party to develop and commercialize […***…] Products (such a sublicense, a “Commercial Sublicense”), Zymeworks shall provide DS with prompt notice of its desire to grant such Commercial Sublicense (a “Sublicense Notice”), and, upon DS’ request made within […***…] of receipt of the Sublicense Notice, the Parties will discuss […***…]. Zymeworks shall only be obligated to provide DS with one Sublicense Notice per […***…] Product, and such Sublicense Notice shall be provided in connection with the first Commercial Sublicense that Zymeworks decides to offer with respect to such […***…] Product that reaches the level of agreement described above. For clarity, this Section 2.2.2(c) does not obligate Zymeworks to […***…] or prevent Zymeworks from granting a Commercial Sublicense to any Affiliate or Third Party.

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2.3 No Implied Licenses. Except as expressly set forth in this Agreement, neither Party, by virtue of this Agreement, shall acquire any license or other interest, by implication or otherwise, in any materials, Know-How, Patent Rights or other intellectual property rights Controlled by the other Party or its Affiliates. Subject to the licenses and rights explicitly granted to DS hereunder and the other terms and conditions of this Agreement, Zymeworks will retain all rights under the Zymeworks Intellectual Property. Subject to the licenses and rights explicitly granted to Zymeworks hereunder and the other terms and conditions of this Agreement, DS will retain all rights under the DS Intellectual Property.

3. RESEARCH PROGRAM AND DEVELOPMENT AND

COMMERCIALIZATION OF PRODUCTS

3.1 Research Program.

3.1.1 General. DS and Zymeworks shall collaborate to conduct a program to develop […***…] Antibodies generated and derived from the Research Sequence Pairs, in accordance with the Workplan and as otherwise described in this Section 3.1 (the “Research Program”). The Research Program will cover research activities up to and […***…]. In addition to the activities to be performed by the Parties pursuant to the Workplan, DS will conduct, as part of the Research Program, the […***…] and […***…] of the antibody for […***…] together with or after conducting the research under the Workplan. The Research Program shall be subject to the oversight of the JSC.

3.1.2 Research Program Term. The Research Program shall commence on the Effective Date and shall conclude […***…] months thereafter (such period, the “Research Program Term”). The Research Program Term may be extended upon mutual written agreement of the Parties.

3.1.3 Workplan. The Research Program, other than the conduct of the […***…] and […***…] of the antibody for […***…]thereunder, shall be conducted by DS and Zymeworks collaboratively in accordance with the written workplan attached hereto as Exhibit 3.1.3 (the “Workplan”), which may be amended from time to time with the mutual written consent of the Parties, such consent not to be unreasonably withheld, conditioned or delayed. Without limiting the foregoing, during the Research Program Term, DS shall have the right to swap one or more Research Sequence Pairs for a replacement Sequence Pair, subject to gatekeeping in accordance with Sections 3.4 and 3.5; provided that any given time during the Research Program Term, no more than […***…] Research Sequence Pairs shall be subject to the license set forth in Section 2.1.1.

3.1.4 Conduct of Research Program. Each Party:

(a) shall use commercially reasonable efforts to conduct its responsibilities under the Research Program, as assigned to it under the Workplan and in this Agreement, and to achieve the objectives and timelines within the Workplan;

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(b) shall conduct the Research Program in compliance with all Applicable Laws; and

(c) may utilize the services of its Affiliates and Third Parties to perform those activities assigned to it under the Research Program; provided that such Party shall remain responsible for the performance of such Affiliates and Third Parties hereunder.

3.1.5 Exchange of Know-How and materials.

(a) Without limiting Section 3.2, promptly after the Effective Date, and on an ongoing basis during the conduct of the Research Program, (i) Zymeworks shall disclose to DS in writing and/or in an electronic format Zymeworks Know-How, and (ii) DS shall disclose to Zymeworks in writing and/or in electronic format any Know-How Controlled by DS that is reasonably necessary for Zymeworks’ performance of its obligations pursuant to the Workplan, in each case (i) and (ii) as specified in the Workplan.

(b) To the extent any physical materials need to be delivered to a Party as may be determined by the JSC under this Agreement to enable that Party to perform its obligations under the Research Program the delivering Party shall arrange for prompt delivery of such physical materials in the manner determined by the JSC. The Party receiving such physical materials shall use the same for the sole purpose of conducting activities under the Research Program or otherwise exercising its rights and fulfilling its obligations hereunder and treat all such physical materials as Confidential Information of the delivering Party. Unless expressly agreed otherwise, physical materials so supplied by a Party to another Party pursuant to this Agreement shall be “AS IS” without warranty of any kind and shall not be used in any human application.

3.2 Records and Reports.

3.2.1 Records. Each Party shall maintain records, for so long as necessary to comply with Applicable Laws or reasonably necessary to support the prosecution, maintenance and enforcement of intellectual property rights (including Patent Rights) in accordance with Article 7 below, regarding its conduct of the Research Program after the applicable activity, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall fully and properly reflect the work done and results achieved by such Party in the performance of the Research Program.

3.2.2 Copies and Inspection of Records. During the period that such records are required to be maintained pursuant to Section 3.2.1, each Party shall have the right, during normal business hours and upon reasonable notice, to inspect and copy all such records referred to in Section 3.2.1, solely for purposes of exercising its rights or fulfilling its obligations under this Agreement. At the other Party’s reasonable request, each Party shall provide to the other Party: (a) copies of the records described in Section 3.2.1, at the requesting Party’s expense and (b) reports of the activities conducted by or under authority of such Party in the conduct of the Workplan, including the results thereof. DS shall have the right to arrange with Zymeworks for its employee(s) involved in the activities contemplated hereunder to visit the offices and laboratories of Zymeworks during normal business hours and upon reasonable notice, and to discuss the

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Research Program work and its results in detail with the technical personnel; provided that any such visit shall occur no more frequently than once per Calendar Quarter and shall be at DS’ expense.

3.3 Development and Commercialization by DS. If DS exercises the Option, DS (itself or through its Affiliates or Third Parties) shall have the sole responsibility and exclusive right to further develop, manufacture and commercialize Products upon the conclusion of the Research Program, and DS will use commercially reasonable efforts to develop and commercialize Products. DS shall provide Zymeworks with written reports summarizing the then current development status of each Product as set forth in this Section 3.3 below; provided that Section 3.3.2 shall apply only if DS exercises the Option.

3.3.1 Development. With respect to each Product hereunder, for so long as DS is conducting development activities with respect to such Product (with respect to such Product, the “Development Period”), DS shall keep Zymeworks reasonably informed as to such activities for such Product by providing to Zymeworks on a semiannual basis a written report describing in reasonable detail such activities conducted during the previous semiannual period and the activities planned to be conducted during the upcoming semiannual period. Without limiting the foregoing, DS agrees to promptly notify Zymeworks of any modifications to such plans that are likely to result in the material delay of more than […***…] days of any Development Milestone Event (as described in Section 5.5). In the case that Zymeworks has any questions or comments about the semiannual reports provided by DS under this Section, DS will promptly provide more details about them by email, conference call, or in person, as agreed by the Parties (such agreement not to be unreasonably withheld, conditioned or delayed). Each Party shall bear its own costs incurred in connection with such meetings (e.g. travel expenses), if any.

3.3.2 Commercialization. In addition to the reports of Product Royalties set forth in Section 6.1.2, DS shall keep Zymeworks reasonably informed as to the material events of its commercialization activities with respect to Products (including pre-launch and launch activities), if any, by providing Zymeworks with annual high-level progress summaries that enable Zymeworks to forecast amounts payable under this Agreement.

3.4 Replacement of Sequence Pairs

3.4.1. Subject to gatekeeping pursuant to Section 3.5, DS may select, in accordance with this Section 3.4, without any additional fee or payment: (a) during the Research Program Term, one or more Sequence Pairs Directed To the Research Target Pair to replace a corresponding number of Research Sequence Pairs and (b) prior to the filing of the first IND for a Product, a replacement Research Sequence Pair that would become the DS Sequence Pair subject to the Commercial License. To designate a replacement Research Sequence Pair or DS Sequence Pair, DS shall provide Zymeworks with written notice of such replacement Sequence Pair, setting forth the Sequences included in such Sequence Pair and the Research Sequence Pair or DS Sequence Pair, as applicable, that such Sequence Pair is intended to replace, and requesting that such Sequence Pair be submitted to gatekeeping (each, a “Swap Notice”). The designated Sequence Pair shall be subject to gatekeeping pursuant to Section 3.5 below, and if a designated Sequence Pair is available in accordance with such gatekeeping, it shall become a Research

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Sequence Pair or the DS Sequence Pair, as applicable based on the applicable Swap Notice. For clarity, only one (1) DS Sequence Pair, together with Antibodies derived and generated from such DS Sequence Pair and Products incorporating such Antibodies, shall be subject to the Commercial License; and only […***…] Sequence Pairs may be Research Sequence Pairs at any given time during the Research Program Term.

3.5 Sequence Pair Replacement Limitations.

3.5.1 DS may select any Sequence Pair Directed To the Research Target Pair as a replacement Research Sequence Pair or replacement DS Sequence Pair in accordance with Section 3.4 during the Research Program Term or prior to the filing of the first IND for the first Product; provided that, at the time of the selection of such Sequence Pair, Zymeworks is not, as of the date Zymeworks receives such written notice from DS:

(a) contractually obligated to grant, or has not granted, to a Third Party rights with respect to products incorporating such Sequence Pair;

(b) actively and in good faith engaged in negotiations with a Third Party regarding the development or commercialization of products incorporating such Sequence Pair […***…]; or

(c) actively performing or has performed activities on its own behalf regarding the development or commercialization of products incorporating such Sequence Pair.

3.5.2 After receipt of a Swap Notice, Zymeworks shall provide DS with prompt written notice as to whether such Sequence Pair is available as a replacement Research Sequence Pair or replacement DS Sequence Pair, as applicable, and if such Sequence Pair is unavailable as a Research Sequence Pair or DS Sequence Pair for any of the reasons set forth in Section 3.5.1, the basis for the unavailability.

4. GOVERNANCE

4.1 Research Program Leader. Within […***…] days of the Effective Date, DS and Zymeworks will each assign one (1) employee to serve as primary point of contact between the Parties with respect to the Research Program (each, a “Research Program Leader”). The Research Program Leaders shall regularly communicate with each other to address Research Program-related issues, needs and updates. Either Party, upon prior notice to the other Party, may change its Research Program Leader.

4.2 Joint Steering Committee. The Parties will establish, as soon as practicable after the Effective Date, a Joint Steering Committee (the “JSC”) to oversee and coordinate the activities of the Parties under the Research Program. The JSC shall be comprised of two (2) employees from DS and two (2) employees from Zymeworks, or such other equal number as the Parties may agree. Subject to the foregoing, each

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Party shall appoint its respective representatives to the JSC from time to time, and may change its representatives, in its sole discretion, effective upon notice to the other Party designating such change. Representatives from each Party shall have appropriate technical credentials, experience and knowledge pertaining to and ongoing familiarity with the Research Program. One (1) of the members of the JSC appointed by DS shall be designated the JSC chairperson (the “JSC Chair”). The JSC Chair will be responsible for calling meetings of the JSC, circulating agenda and performing administrative tasks required to assure efficient operation of the JSC. The JSC shall be promptly disbanded upon completion of the Research Program.

4.3 JSC Meetings. The JSC shall meet in accordance with a schedule established by mutual written agreement of the Parties no less frequently than once every […***…] until expiration of the Research Program Term. Upon the expiration of the Research Program Term, the JSC will disband. The location for meetings shall alternate between Zymeworks and DS facilities (or such other location as is determined by the JSC). Alternatively, the JSC may meet by means of teleconference, videoconference or other similar means. As appropriate, additional employees or consultants may from time to time attend the JSC meetings as nonvoting observers, provided that any such consultant shall agree in writing to comply with the confidentiality obligations substantially similar to those under this Agreement; and provided further that no Third Party personnel may attend unless otherwise agreed by both Parties. Each Party shall bear its own expenses related to the attendance of the JSC meetings by its representatives. Each Party may also call for special meetings to resolve particular matters requested by such Party upon […***…] prior written notice to the other Party. The JSC Chair or his/her designee shall keep minutes of each JSC meeting that records in writing all decisions made, action items assigned or completed and other appropriate matters. The JSC Chair or his/her designee shall send meeting minutes to all members of the JSC promptly after a meeting for review. Each member shall have […***…] from receipt in which to comment on and to approve/provide comments to the minutes (such approval not to be unreasonably withheld, conditioned or delayed). If a member, within such time period, does not notify the JSC Chair that s/he does not approve of the minutes, the minutes shall be deemed to have been approved by such member. Each Party’s JSC members may designate another staff member of such Party who will coordinate the administrative work surrounding JSC, including sending the notice of holding JSC, creating the draft of minutes, or distributing the minutes.

4.4 JSC Functions. The JSC’s responsibilities with respect to the Research Program are as follows:

(a) Overseeing and coordinating the activities of each Party (including those of its Affiliates and Third Parties acting under its authority) under the Research Program;

(b) Periodically reviewing the progress of the Research Program;

(c) Reviewing and updating the Workplan (including those activities to be performed by each Party thereunder); and

(d) Fulfilling such other responsibilities as may be allocated to the JSC by mutual written agreement of the Parties.

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(e) JSC Disputes. The JSC will endeavor to make decisions by consensus, with each of DS and Zymeworks’ representatives having, collectively, one vote. If consensus is not reached by the Parties’ representatives pursuant to such vote, JSC Chair shall have the right to make the final decision with respect to such dispute; provided that JSC Chair may not exercise such final decision right to require Zymeworks to expend any resources, or to modify the biophysical characterization requirements set forth in Workplan for the Research Antibodies (the “Biophysical Characterization Requirements”), unless Zymeworks expressly agrees. For clarity and notwithstanding the creation of the JSC, each Party shall retain the rights, powers and discretion granted to it hereunder, and the JSC shall not be delegated or vested with such rights, powers or discretion unless such delegation or vesting is expressly provided herein, or the Parties expressly so agree in writing. The JSC shall not have the power to amend, waive or modify any term of this Agreement, and no decision of the JSC shall be in contravention of any terms and conditions of this Agreement. It is understood and agreed that issues to be formally decided by the JSC are limited to those specific issues that are expressly provided in the Section 4.4 (c) and (d) of this Agreement and the disputes which relate to the subjects other than those Section (c) or (d) will be handled according to the Section 14.5. For clarity, the JSC shall also have the authority to make decisions with respect to the coordination of day-to-day activities under Research Program as described in Section 4.4(a).

5. FINANCIAL PROVISIONS

5.1 Technology Access Fee. In partial consideration of Zymeworks’ granting of the licenses and rights to DS, DS shall pay to Zymeworks a one-time, non-refundable technology access fee of Two Million US dollars (USD $2,000,000) within […***…] following the Effective Date.

5.2 Research Funding. In addition to the fees, milestones and royalties described in this Article 5, DS will provide support for Zymeworks activities conducted under the Research Program by reimbursing Zymeworks for FTE Costs and Third Party Costs on a quarterly basis during the Research Program Term; provided that such FTE Costs and Third Party Costs are consistent with the estimates set forth in the Workplan.

5.3 Option Exercise Fee. DS will pay to Zymeworks an Option exercise fee of […***…] U.S. Dollars (USD $[…***…]) within […***…] of DS’ sending notice of its exercise of the Option under Section 2.1.2 (the “Option Exercise Fee”).

5.4 Product-by-Product Basis. For purposes of determining when the Development Milestone Payments and Commercialization Milestone Payments are payable, (i) Products comprised of different formulations, dosages, or modes of delivery of the same Antibody shall be considered the same Product, and (ii) a Product comprised of a modified Antibody that […***…] shall be considered a different Product than the same unmodified Antibody.

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5.5 Development and Regulatory Milestones. Within […***…] after the achievement of each milestone event set forth in the table below for the Product (each, a “Development Milestone Event”), DS shall make the corresponding milestone payment to Zymeworks (each, a “Development Milestone Payment”). Each Development Milestone Payment shall be payable […***…] upon the […***…] of the corresponding Development Milestone Event for such Product. For clarity, the Development Milestone Payment for the Development Milestone Event […***…] is not […***…] but rather is payable […***…]. In the event that Development Milestone Event 5 is achieved prior to one (1) or more of Development Milestone Events 2-4 (collectively the “[…***…]”), DS shall pay Zymeworks the unpaid Milestone Payment(s) associated with the applicable […***…], together with the Milestone Payment for Development Milestone Event 5. For example, […***…]).

	Development Milestone Events	Milestone Payments
1.	[…***…]	USD $1.0 Million
2.	[…***…]	USD $[…***…]
3.	[…***…]	USD $[…***…]
4.	[…***…]	USD $[…***…]
5.	[…***…]	USD $[…***…]
6.	[…***…]	USD $[…***…]
7.	[…***…]	USD $[…***…]

	Total Possible Development Milestone Payments per Product	USD $[…***…]

5.6 Commercialization Milestones. Within […***…] after the first achievement of each milestone event set forth in the table below with respect to a particular Product (each, a “Commercialization Milestone Event”), DS shall make the corresponding milestone payment to Zymeworks (each, a “Commercialization Milestone Payment”):

	Commercial Milestone Events	Milestone Payments
1.	[…***…]	USD $[…***…]
2.	[…***…]	USD $[…***…]
3.	[…***…]	USD $[…***…]

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4.	[…***…]	USD $[…***…]

For clarity, each of the foregoing Commercial Milestone Payments will be payable […***…]. In the event that more than one Commercial Milestone Event is achieved in a given Calendar Year, DS shall pay Zymeworks the Milestone Payment associated with each such Commercial Milestone Event achieved during such Calendar Year. For example, […***…] pursuant to this Section 5.5.

5.7 Royalties on Products.

5.7.1 Royalty Payments. DS shall pay Zymeworks a royalty (each such royalty payment, a “Product Royalty”) on Net Sales, on a Product-by-Product basis, at the rates set forth below for the corresponding portion of Annual Net Sales:

Royalty Tier	Annual Net Sales of a Particular Product	Royalty Rate
A	USD $[…***…] to USD $ […***…] of Annual Net Sales of such Product	[…***…]%
B	Above USD $ […***…] to USD $ […***…] of Annual Net Sales of such Product	[…***…]%
C	Above USD $ […***…] to USD $ […***…] of Annual Net Sales of such Product	[…***…]%
D	Above USD $ […***…] to USD $ […***…] of Annual Net Sales of such Product	[…***…]%
E	Above USD $ […***…] to USD $ […***…] of Annual Net Sales of such Product	[…***…]%
F	Above USD $ […***…] to USD $ […***…] of Annual Net Sales of such Product	[…***…]%
G	Above USD $ […***…] of Annual Net Sales of such Product	10.0%

For clarity, if DS has $[…***…] in Annual Net Sales of a Product in a given Calendar Year, the total Product Royalties owed to Zymeworks for such Calendar Year would be USD $[…***…].

5.7.2 Royalty Term. The Product Royalty will be payable on a Product-by-Product and country-by-country basis from First Commercial Sale of such Product in such country until (i) such Product is no longer Covered by a Valid Patent Claim in such country or

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(ii) ten (10) years after the First Commercial Sale of such Product in such country, whichever is later (the “Product Royalty Term”).

5.8 Royalties on […***…]Products.

5.8.1 Royalty Payments. Zymeworks shall pay DS a royalty (each such royalty payment, a “[…***…]Royalty”) equal to […***…] percent ([…***…]%) of […***…]Net Sales, provided that Zymeworks shall not owe the […***…] Royalty on […***…] Net Sales of a […***…] Product by DS or its Affiliates or sublicensees, in the event that DS and Zymeworks […***…] with respect to such […***…] Product.

5.8.2 Royalty Term. The […***…] Royalty will be payable on a […***…] Product-by-[…***…] Product and country-by-country basis from First Commercial Sale of such […***…] Product in such country until (i) such […***…] Product is no longer Covered by a Valid Patent Claim within DS Patent Rights in such country or (ii) ten (10) years after the First Commercial Sale of such […***…] Product in such country, whichever is later (the “[…***…] Royalty Term” and, together with the Product Royalty Term, the “Royalty Term”)

6. REPORTS AND PAYMENT TERMS

6.1 Payment Terms.

6.1.1 Milestone Payments. DS shall provide Zymeworks with notice of the achievement of each Development Milestone Event and Commercial Milestone Event within […***…] thereafter and make the corresponding Milestone Payment within […***…] after such achievement. Successful achievement of Development Milestone Event 1 shall be determined by mutual agreement of the Parties, such agreement not to be unreasonably withheld, conditioned or delayed.

6.1.2 Product Royalties. During the Product Royalty Term, following the First Commercial Sale of a Product, DS shall furnish to Zymeworks a written report for each Calendar Quarter showing the Net Sales by Product sold by DS and its Related Parties during the reporting Calendar Quarter and the Product Royalties payable under this Agreement in sufficient detail to allow Zymeworks to verify the amount of Product Royalties paid by DS with respect to such Calendar Quarter, including, on a country-by-country and Product-by-Product basis, the total gross amount invoiced for Product sold, the Net Sales of each Product, and the Product Royalties (in US dollars) payable and in total for all Products and the manner and basis for any currency conversion in accordance with Section 6.2. Reports shall be due no later than […***…]. Product Royalties shown to have accrued by each report provided under this Section 6.1.2 shall be due and payable on the date such report is due.

6.1.3 […***…] Product Royalties. During the […***…] Royalty Term, following the First Commercial Sale of a […***…] Product, Zymeworks shall furnish to DS a written report for each Calendar Quarter showing the […***…] Net Sales by […***…] Product sold by Zymeworks and its Related Parties during the reporting Calendar Quarter and the […***…] Royalties payable under this Agreement in sufficient detail to allow DS to verify the amount of

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[…***…] Royalties paid by Zymeworks with respect to such Calendar Quarter, including, on a country-by-country and Product-by-Product basis, the total gross amount invoiced for […***…] Product sold, the […***…] Net Sales of each […***…] Product, and the […***…] Royalties (in US dollars) payable and in total for all […***…] Products and the manner and basis for any currency conversion in accordance with Section 6.2. Reports shall be due no later than (a) with respect to […***…] Net Sales by Zymeworks, […***…] and (b) with respect to […***…] Net Sales by Zymeworks’ Related Parties, […***…] after Zymeworks receives the corresponding report and payment from such Related Party. […***…] Royalties shown to have accrued by each report provided under this Section 6.1.3 shall be due and payable on the date such report is due.

6.1.4 Expense Reports. Within […***…], Zymeworks will provide to DS (i) an expense report detailing all FTE Costs and Third Party Expenses incurred during such Calendar Quarter, and (ii) an invoice for the amounts owed by DS for FTE Costs and Third Party Expenses for such Calendar Quarter. Zymeworks will provide supporting documentation for such costs and expenses as reasonably requested by DS.

6.1.5 Invoices. Except as otherwise provided herein, amounts shall be due and payable within […***…] of receipt of invoice therefor.

6.2 Payment Currency / Exchange Rate. All payments to be made under this Agreement shall be made in USD. Payments to Zymeworks shall be made by electronic wire transfer of immediately available funds to the account of Zymeworks, as designated in writing to DS. Payments to DS shall be made by electronic wire transfer of immediately available funds to the account of DS, as designated in writing to Zymeworks. If any currency conversion is required in connection with the calculation of amounts payable hereunder, such conversion shall be made in a manner consistent with paying Party’s normal practices used to prepare its audited financial statements for external reporting purposes; provided that such practices use a widely accepted source of published exchange rates.

6.3 Taxes. Each Party shall be responsible for its own tax liabilities arising under this Agreement. Subject to this Section 6.3, each Party shall be liable for all of its income and other taxes (including interest) (“Taxes”) imposed upon any payments made by the other Party under this Agreement (“Agreement Payments”). If Applicable Laws require the withholding of Taxes, each Party (“Withholding Party”) shall make such withholding payments in a timely manner and shall subtract the amount thereof from the Agreement Payments. The Withholding Party shall promptly (as available) submit to the other Party appropriate proof of payment of the withheld Taxes as well as the official receipts within a reasonable period of time. Each Party shall provide the other Party reasonable assistance in order to allow such the other Party to obtain the benefit of any present or future treaty against double taxation or refund or reduction in Taxes which may apply to the Agreement Payments. Notwithstanding the foregoing, if as a result of a Party assigning this Agreement or changing its domicile additional Taxes become due that would not have otherwise been due hereunder with respect to Agreement Payments, such Party shall be responsible for all such additional Taxes.

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6.4 Records and Audit Rights.

6.4.1 Records. DS will keep (and will cause its Related Parties to keep) complete, true and accurate books and records in sufficient detail for Zymeworks to determine payments due to Zymeworks under this Agreement, including Product Royalties, and amounts owed by Zymeworks under this Agreement, including Joint Patent Rights costs. Zymeworks will keep (and will cause its Related Parties to keep) complete, true and accurate books and records in sufficient detail for DS to determine […***…] Royalties due to DS under this Agreement. Each Party will keep such books and records for at least […***…] following the end of the Calendar Year to which they pertain.

6.4.2 Audit Rights.

(a) Each Party (the “Auditing Party”) shall have the right during the […***…] described in Section 6.4.1 to appoint at its expense an independent certified public accountant of nationally recognized standing (the “Accounting Firm”) reasonably acceptable to the other Party (the “Audited Party”) to inspect or audit the relevant records of the Audited Party and its Related Parties to verify that the amount of such payments were correctly determined. The Audited Party and its Related Parties shall each make its records available for inspection or audit by the Accounting Firm during regular business hours at such place or places where such records are customarily kept, upon reasonable notice from Auditing Party, solely to verify the payments hereunder were correctly determined. Such inspection or audit right shall not be exercised by the Auditing Party more than once in any Calendar Year and may cover a period ending not more than thirty-six (36) months prior to the date of such request. All records made available for inspection or audit pursuant to this Section 6.4.2 shall be deemed to be Confidential Information of the Audited Party. The results of each inspection or audit, if any, shall be binding on both Parties. If the amount of any payment hereunder was underreported, the Audited Party shall promptly (but in any event no later than […***…] after its receipt of the Accounting Firm’s report so concluding) make payment to the Auditing Party of the underreported amount. The Auditing Party shall bear the full cost of an audit that it conducts pursuant to this Section 6.4.2 unless such audit discloses an under reporting by the Audited Party of more than […***…] percent ([…***…]%) of the aggregate amount of the payments hereunder reportable in any Calendar Year, in which case the Audited Party shall reimburse the Auditing Party for all costs incurred in connection with such inspection or audit.

(b) The Accounting Firm will disclose to the Auditing Party only whether the payments subject to such audit are correct or incorrect and the specific details concerning any discrepancies. No other information will be provided to the Auditing Party without the prior consent of the Audited Party unless disclosure is required by Applicable Laws or judicial order. The Audited Party is entitled to require the Accounting Firm to execute a reasonable confidentiality agreement prior to commencing any such audit. The Accounting Firm shall provide a copy of its report and findings to Audited Party.

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7. INTELLECTUAL PROPERTY RIGHTS

7.1 Ownership of Inventions. Ownership of all Inventions, including Patent Rights and other intellectual property rights with respect to such Inventions, shall be as set forth in this Article 7. Determination of inventorship of Inventions shall be made in accordance with US patent laws. Each Party will continue to own any Patent Rights and Know-How that it owned prior to the Effective Date or that it creates or obtains outside the scope of this Agreement, or which it licenses to the other Party under this Agreement.

7.1.1 Certain Improvements. As between the Parties and notwithstanding anything herein to the contrary, (i) DS shall have and retain ownership of the Research Sequence Pairs (including the entire sequence set forth on Exhibit 1.54), DS Sequence Pair, the […***…] Binding Domain (including the entire sequence set forth on Exhibit 1.12), and (subject to the provisions of ownership in Section 7.1 above and Zymeworks’ ownership of the Zymeworks Platform Improvements) the […***…] Variable Domain; and (ii) Zymeworks shall retain all rights in the Zymeworks Platform and any Inventions comprising improvements thereto. For clarity, (a) all Inventions comprising antibody mutations created by the Parties or their Related Parties (alone or jointly) that modify or improve the Zymeworks Platform will comprise improvements thereto (“Zymeworks Platform Improvements”) and will be owned by Zymeworks, subject to the licenses and the Option set forth in Section 2.1; and (b) all Inventions comprising antibody mutations, other than Zymeworks Platform Improvements, created by the Parties or their Related Parties (alone or jointly) pursuant to this Agreement to the extent that such mutations are within the […***…] Variable Domain (collectively, “[…***…] Variable Domain Improvements”) will be owned by DS, subject to the licenses set forth in Section 2.2. For purposes of the foregoing, “[…***…] Variable Domain” defined means an antibody variable region comprising the […***…] Binding Domain or a mutated […***…] Binding Domain described in clause (b) above.

7.1.2 Ownership by Inventorship. Except as otherwise provided in Section 7.1.1, Inventions that are made solely by Zymeworks (and all intellectual property rights therein, including the Patent Rights claiming them) shall be owned solely by Zymeworks; Inventions that are made solely by DS (and all intellectual property rights therein, including the Patent Rights claiming them) shall be owned solely by DS; and Joint Inventions (and the Joint Patent Rights) shall be owned jointly by the Parties. Notwithstanding the foregoing, as between the Parties, (x) subject to Zymeworks’ ownership of any Zymeworks Platform Improvements or any portion of the Zymeworks Platform incorporated therein, DS will own (i) sequences of Antibodies and/or Products, (ii) Antibodies and Products, and (iii) all Inventions comprising Antibodies and/or Products, or Inventions specific to the manufacture or use of the Antibodies or Products, in each case which are made or generated by or on behalf of DS or its Related Parties, or by Zymeworks or its Related Parties pursuant to the Research Program; and (y) subject to DS’ ownership of the […***…] Binding Domain, […***…] Variable Domain (subject to the provisions of ownership in Section 7.1 above and Zymeworks’ ownership of the Zymeworks Platform Improvements) or any […***…] Variable Domain Improvements contained therein, Zymeworks will own all Inventions comprising […***…] Antibodies or […***…] Products made by or on behalf of Zymeworks or its Related Parties. Subject to Article 2, each Party has the right to exploit and grant licenses under its

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interest in such Joint Inventions (and the Joint Patent Rights) to any Third Party without the consent of, or accounting to, the other Party.

7.1.3 Assignment; Further Assurances. DS shall promptly disclose to Zymeworks any and all Zymeworks Platform Improvements made by or on behalf of DS; and DS shall assign, and hereby assigns, to Zymeworks all rights, title and interest in and to the Zymeworks Platform Improvements. Zymeworks shall promptly disclose to DS any and all i) […***…] Variable Domain Improvements made by or on behalf of Zymeworks and ii) Inventions comprising any […***…] made by or on behalf of Zymeworks in the conduct of the Research Program, in each case that are not Zymeworks Platform Improvements (collectively, “[…***…]”); and Zymeworks shall assign, and hereby assigns, to DS all rights, title and interest in and to i) the […***…] Variable Domain Improvements and ii) […***…]. Each Party agrees to sign, execute and acknowledge or cause to be signed, executed and acknowledged, at the expense of the requesting Party, any and all documents and to perform such acts as may be reasonably requested by the other Party for the purposes of perfecting the foregoing assignments.

7.2 Patent Prosecution and Maintenance.

7.2.1 Definitions. As used in this Section 7.2, “prosecution” includes (a) all communication and other interaction with any patent office or patent authority having jurisdiction over a patent application in connection with pre-grant proceedings and (b) interferences, reexaminations, reissues, oppositions, and the like.

7.2.2 Zymeworks Patent Rights. Zymeworks, at Zymeworks’ expense, shall have the sole right to control the preparation, filing, prosecution and maintenance of Zymeworks Patent Rights using patent counsel of Zymeworks’ choice. Zymeworks shall keep DS reasonably informed with respect to the status of the filing, prosecution and maintenance of the Zymeworks Patent Rights and, upon DS’ request, shall provide DS with copies of material submission documents to any patent office related to the filing, prosecution and maintenance of the Zymeworks Patent Rights. Zymeworks shall promptly give notice to DS of the grant, lapse, revocation, surrender, invalidation or abandonment of any Zymeworks Patent Rights licensed to DS under this Agreement.

7.2.3 DS Patent Rights. DS, at DS’ expense, shall have the sole right to control the preparation, filing, prosecution and maintenance of DS Patent Rights using in-house or external patent counsel of DS’ choice; provided that the Parties will discuss in good faith and coordinate with respect to patent strategy and filings for the DS Patent Rights; provided however, DS can file the […***…], but DS shall in all cases […***…]. DS shall keep Zymeworks reasonably informed with respect to the status of the filing, prosecution and maintenance of the DS Patent Rights and, upon Zymeworks’ request, shall provide Zymeworks with copies or electronic files of the first draft for material submission documents to be submitted to any patent office related to the filing (except for […***…], prosecution and maintenance of the DS Patent Rights for Zymeworks’ review and comment prior to submission. Zymeworks shall provide DS with such comments or notify DS that it has no comment within […***…] counted from the day on which Zymeworks receives such copies or files from DS. DS shall consider Zymeworks’ comments with respect to

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the DS Patent Rights in good faith, and shall provide Zymeworks with final copies or electronic files of submissions to any patent office related to the filing, prosecution and maintenance of the DS Patent Rights. For avoidance of doubt, subject to the foregoing, DS shall have the final right to make decisions in filing, prosecuting and maintenance of the DS Patent Rights. All documents relating to patent filings, prosecution and maintenance provided by DS to Zymeworks pursuant to this Section 7.2.3 shall be in English. DS shall file the initial patent application with the […***…] or […***…] claiming the […***…] Binding Domain within […***…] of the Effective Date, which […***…] period may be extended upon mutual agreement of the Parties (such agreement not to be unreasonably withheld), if reasonably necessary. If DS fails to make such a filing within such timeframe, Zymeworks shall have the right to file such an application, and DS will provide all cooperation and documentation reasonably requested by Zymeworks to enable such a filing. DS shall promptly give notice to Zymeworks of the grant, lapse, revocation, surrender, invalidation or abandonment of any DS Patent Rights licensed to Zymeworks under this Agreement, and, in the case of abandonment, Zymeworks shall have the right, in its discretion, to assume the prosecution and maintenance of such DS Patent Right(s) in the applicable country(ies).

7.2.4 Joint Patent Rights.

(a) DS shall have the first right to control the preparation, filing, prosecution and maintenance of Joint Patent Rights using patent counsel reasonably acceptable to Zymeworks. DS shall keep Zymeworks reasonably advised with respect to the status of the filing, prosecution and maintenance of the Joint Patent Rights and shall provide copies or electronic files of the first draft for material submission documents to any patent office related to the filing, prosecution and maintenance of the Joint Patent Rights to Zymeworks for review and comment at least […***…], if reasonably possible, prior to the submission thereof. DS shall consider in good faith any comments from Zymeworks. Zymeworks shall provide DS with such comments or notify DS that it has no comment within […***…] counted from the day on which Zymeworks receives such copies or files from DS. DS shall promptly give notice to Zymeworks of the grant, lapse, revocation, surrender, invalidation or abandonment of any Joint Patent Rights. The Parties shall share equally the reasonable costs of DS’ preparation, filing, prosecution and maintenance of the Joint Patent Rights. DS shall invoice Zymeworks for its share of such costs on a Calendar Quarterly basis.

(b) DS may elect not to file or to cease prosecution or maintenance of Joint Patent Rights on a country-by-country basis, and if it does so, DS shall give timely notice to Zymeworks. Zymeworks may by notice to DS assume prosecution or maintenance of such Joint Patent Rights at Zymeworks’ expense, in which case DS shall promptly assign to Zymeworks all of its rights, title and interest in and to such Joint Patents.

7.2.5 Cooperation in Prosecution. Each Party shall provide the other Party all reasonable assistance and cooperation in the patent prosecution efforts provided above in Section 7.2, including providing any necessary powers of attorney and assignments of employees of the Parties and their Affiliates and sublicensees and Third Party contractors and executing any other required documents or instruments for such prosecution. All communications between the Parties relating to the preparation, filing, prosecution or maintenance of the Zymeworks Patent Rights, DS Patent Rights and Joint Patent Rights, including copies of any draft or final documents or any communications received from or sent to patent offices or patenting authorities with respect to

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such Patent Rights, shall be considered Confidential Information, subject to Article 8. For clarity, all such communications regarding the Zymeworks Patent Rights shall be the Confidential Information of Zymeworks; all such communications regarding the DS Patent Rights shall be the Confidential Information of DS; and all such communications regarding Joint Patent Rights shall be the Confidential Information of both Parties. Upon DS’ reasonable request and at DS’ expense, Zymeworks may provide DS with assistance and cooperation in the filing, prosecution and maintenance for Patent Rights which claim Inventions comprising Antibodies or Products.

7.3 Enforcement and Defense.

7.3.1 Notice. Each Party shall provide prompt notice to the other Party of (a) any infringement of a Zymeworks Patent Right or Joint Patent Right by a product incorporating an antibody or antibody analogue that incorporates the DS Sequence Pair of which such Party becomes aware (each, a “Competing Product Infringement”) and (b) any infringement of a DS Patent Right or Joint Patent Right by a product incorporating an antibody or antibody analogue that incorporates the […***…] Binding Domain of which such Party becomes aware (each, a “Competing […***…]”). Any Competing Product Infringement or Competing […***…] may be referred to herein as a “Competing Infringement”. DS and Zymeworks shall thereafter consult and cooperate fully to determine a course of action, including the commencement of legal action by either or both DS and Zymeworks, to terminate any such Competing Infringement. Notwithstanding the foregoing, if Zymeworks has granted Commercial Sublicense to a Third Party under Section 2.2.2 (c), the Parties will discuss how to handle the Competing […***…], subject to and in accordance with this Section 7.3.

7.3.2 Zymeworks Patent Rights. Zymeworks shall have the first right to enforce the Zymeworks Patent Rights with respect to any Competing Product Infringement, and to defend any declaratory judgment action with respect thereto, at its own expense and by counsel of its own choice and in the name of Zymeworks and shall notify DS of such enforcement actions. If Zymeworks fails to bring or defend any such action against a Competing Product Infringement within (a) […***…] following the notice of alleged Competing Product Infringement provided pursuant to Section 7.3.2 or (b) […***…] before the time limit, if any, set forth in Applicable Laws for the filing of such actions, whichever comes first, DS shall have the right to bring and control any such action at its own expense and by counsel of its own choice, and Zymeworks shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. In no event shall DS admit the invalidity of, or after exercising its right to bring and control an action under this Section 7.3.2, neglect to defend the validity of, any Zymeworks Patent Rights.

7.3.3 Joint Patent Rights. DS shall have the first right to enforce Joint Patent Rights and to control the defense of any declaratory judgment action relating thereto, with respect to any Competing Product Infringement at its own expense and by counsel of its own choice reasonably acceptable to Zymeworks (such acceptance which shall not be unreasonably withheld, conditioned or delayed), and Zymeworks shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If DS fails to bring or defend such action within (a) […***…] following the notice of alleged Competing Product Infringement or (b) […***…] before the time limit, if any, set forth in the Applicable Laws for the filing of such actions,

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whichever comes first, Zymeworks shall have the right to bring and control any such action at its own expense and by counsel of its own choice, and DS shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. In no event shall either Party admit the invalidity of, or after exercising its right to bring and control an action under this Section 7.3.3, neglect to defend the validity of any Joint Patent Rights without the other Party’s prior written consent.

7.3.4 DS Patent Rights. DS shall have the first right to enforce the DS Patent Rights with respect to any Competing […***…], and to defend any declaratory judgment action with respect thereto, at its own expense and by counsel of its own choice and in the name of DS and shall notify Zymeworks of such enforcement actions. If DS fails to bring or defend any such action against a Competing […***…] within (a) […***…] following the notice of alleged Competing […***…] provided pursuant to Section 7.3.4 or (b) […***…] before the time limit, if any, set forth in Applicable Laws for the filing of such actions, whichever comes first, Zymeworks shall have the right to bring and control any such action at its own expense and by counsel of its own choice, and DS shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. In no event shall Zymeworks admit the invalidity of, or after exercising its right to bring and control an action under this Section 7.3.4, neglect to defend the validity of, any DS Patent Rights without DS’ prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

7.3.5 Competing Infringement Action. In the event a Party brings an Competing Infringement action in accordance with this Section 7.3 (the “Controlling Party”), such Controlling Party shall keep the other Party reasonably informed of the progress of any such action, and the other Party shall cooperate fully with the Controlling Party, at the Controlling Party’s request and expense, including by providing information and materials and, if required to bring such action, the furnishing of a power of attorney or being named as a party. Neither Party shall have the right to settle any Competing Infringement action under this Section 7.3 relating to Joint Patent Rights without the prior written consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed.

7.3.6 Recovery. Except as otherwise agreed by the Parties as part of a cost-sharing arrangement, any recovery obtained by either or both DS and Zymeworks in connection with or as a result of any action with respect to a Competing Infringement contemplated by this Section 7.3, whether by settlement or otherwise, shall be shared in order as follows:

(a) the Party which initiated and prosecuted the action shall recoup all of its costs and expenses incurred in connection with the action;

(b) the other Party shall then, to the extent possible, recover its costs and expenses incurred in connection with the action; and

(c) the portion of any recovery remaining shall be shared by the Parties 75:25 in favor of the Controlling Party.

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7.3.7 Certification. In relation to a generic or biosimilar to a Product or […***…] Product, each Party shall inform the other Party of any certification regarding (a) any Zymeworks Patent Rights or Joint Patent Rights it received with respect to a Product or (b) any DS Patent Rights it received with respect to a […***…] Product, in each case pursuant to either 21 U.S.C. §§355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV) or its successor provisions, or any similar provisions in a country in the Territory other than the United States, and shall provide the other Party with a copy of such certification within […***…] of receipt. Zymeworks’ and DS’ rights with respect to the initiation and prosecution of any legal action as a result of such certification or any recovery obtained as a result of such legal action shall be as defined in Section 7.3.2 through Section 7.3.6 hereof. Regardless of which Party has the right to initiate and prosecute such action, both Parties shall, as soon as practicable after receiving notice of such certification, convene and consult with each other regarding the appropriate course of conduct for such action. The non-initiating Party shall have the right to be kept reasonably informed and participate in decisions regarding the appropriate course of conduct for such action.

7.3.8 Defense of Infringement Claims. In the event that a claim is brought against either Party alleging the infringement, violation or misappropriation of any Third Party intellectual property right based on the manufacture, use, sale or importation of the Antibodies or the Products, or the […***…] Antibodies or […***…] Products, the Parties shall promptly meet to discuss the defense of such claim, and the Parties shall, as appropriate, enter into a joint defense agreement with respect to the common interest privilege protecting communications regarding such claim in a form reasonably acceptable to the Parties. Notwithstanding the foregoing, if Zymeworks has granted Commercial Sublicense to a Third Party under Section 2.2.2 (c), the Parties will discuss how to handle such claim separately.

8. CONFIDENTIALITY

8.1 Duty of Confidence. During the Term and continuing during the period ending on the expiration of the last Royalty Term and for […***…] thereafter, all Confidential Information disclosed by one Party to the other Party hereunder shall be maintained in confidence by the receiving Party and shall not be disclosed to any Third Party or used for any purpose, except as set forth herein, without the prior written consent of the disclosing Party. The recipient Party may only use Confidential Information of the other Party for purposes of exercising its rights and fulfilling its obligations under this Agreement and may disclose Confidential Information of the other Party and its Affiliates to employees, agents, contractors, consultants and advisers of the recipient Party and its Affiliates, licensees and sublicensees to the extent reasonably necessary for such purposes; provided that such persons and entities are bound by confidentiality and non-use of the Confidential Information consistent with the confidentiality provisions of this Agreement as they apply to the recipient Party.

8.2 Exceptions. The obligations under this Article 8 shall not apply to any information to the extent the recipient Party can demonstrate by competent evidence that such information:

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8.2.1 is (at the time of disclosure) or becomes (after the time of disclosure) known to the public or part of the public domain through no breach of this Agreement by the recipient Party or its Affiliates;

8.2.2 was known to, or was otherwise in the possession of, the recipient Party or its Affiliates prior to the time of disclosure by the disclosing Party;

8.2.3 is disclosed to the recipient Party or an Affiliate on a non-confidential basis by a Third Party that is entitled to disclose it without breaching any confidentiality obligation to the disclosing Party or any of its Affiliates; or

8.2.4 is independently developed by or on behalf of the recipient Party or its Affiliates, as evidenced by its written records, without use of or reference to the Confidential Information disclosed by the disclosing Party or its Affiliates under this Agreement.

8.3 Authorized Disclosures. Subject to this Section 8.3, the recipient Party may disclose Confidential Information belonging to the other Party to the extent permitted as follows:

8.3.1 such disclosure is deemed necessary by counsel to the recipient Party to be disclosed to such Party’s attorneys, independent accountants or financial advisors for the sole purpose of enabling such attorneys, independent accountants or financial advisors to provide advice to the receiving Party, on the condition that such attorneys, independent accountants and financial advisors are bound by confidentiality and non-use obligations consistent with the confidentiality provisions of this Agreement as they apply to the recipient Party;

8.3.2 disclosure by either Party or its Affiliates to governmental or other regulatory agencies in order to obtain and maintain patents consistent with Article 7;

8.3.3 disclosure by DS or a DS Affiliate or sublicensee to gain or maintain approval to conduct Clinical Trials for a Product, to obtain and maintain Marketing Authorization or to otherwise develop, manufacture and market Products, but such disclosure may be only to the extent reasonably necessary to obtain and maintain patents or authorizations;

8.3.4 disclosure by Zymeworks or a Zymeworks Affiliate or sublicensee to gain or maintain approval to conduct Clinical Trials for a […***…] Product, to obtain and maintain Marketing Authorization or to otherwise develop, manufacture and market […***…] Products, but such disclosure may be only to the extent reasonably necessary to obtain and maintain patents or authorizations;

8.3.5 disclosure required in connection with any judicial or administrative process relating to or arising from this Agreement (including any enforcement hereof) or to comply with applicable court orders or governmental regulations; or

8.3.6 disclosure to potential or actual investors or potential or actual acquirers or actual or potential sublicensees in connection with due diligence or similar investigations by such Third Parties; provided, in each case, that any such potential or actual investor or acquirer or

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sublicensee agrees to be bound by confidentiality and non-use obligations consistent with those contained in this Agreement as they apply to the recipient Party.

If the recipient Party is required by judicial or administrative process to disclose Confidential Information that is subject to the non-disclosure provisions of this Article 8, such Party shall promptly inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure obligations. Confidential Information that is disclosed as permitted by this Section 8.3 shall remain otherwise subject to the confidentiality and non-use provisions of this Article 8, and the Party disclosing Confidential Information as permitted by this Section 8.3 shall take all steps reasonably necessary, including obtaining an order of confidentiality and otherwise cooperating with the other Party, to ensure the continued confidential treatment of such Confidential Information.

9. PUBLICATIONS AND PUBLICITY

9.1 Publications.

9.1.1 DS shall have the right to publish the results of the Research Program with respect to the Products or Antibodies in accordance with this Section 9.1. Except for disclosures permitted pursuant to this Article 9, a Party, its employees or consultants wishing to make a publication of the results of its activities under the Agreement that contains the other Party’s Confidential Information, shall deliver to such Party a copy of the proposed written publication or an outline of an oral disclosure at least […***…] prior to submission for publication or presentation.

9.1.2 Notwithstanding Section 9.1.1, the reviewing Party shall have the right (a) to request the removal of its Confidential Information from any such publication or presentation by the other Party, or (b) to request a reasonable delay in publication or presentation in order to protect patentable information. If a reviewing Party requests such a removal of its Confidential Information, the other Party shall remove such Confidential Information prior to submitting such presentation for publication or making such presentation. If a reviewing Party requests such a delay, the other Party shall delay submission or presentation for a period of […***…] to enable patent applications protecting the reviewing Party’s rights in such information to be filed in accordance with Article 7. For clarity, the Research Sequence Pairs, DS Sequence Pairs, Antibodies, Products, […***…] Binding Domain and […***…] Variable Domain Improvements shall be the Confidential Information of DS (subject to the exceptions in Section 8.2); provided, however, that, Zymeworks shall have the right to disclose […***…] Binding Domain and […***…] Variable Domain Improvements to a Third Party in connection with granting the Third Party sublicenses or Commercial Sublicenses pursuant to Section 2.2.2 in compliance with Section 8.3.6; and provided further that Zymeworks shall have the right to make publications and presentations regarding the […***…] Antibodies and […***…] Products, so long as such publications or presentations do not include DS’ Confidential Information. Similarly, the Zymeworks Platform and Zymeworks Platform Improvements shall be the Confidential Information of Zymeworks.

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9.2 Publicity. The Parties have mutually approved a press release attached hereto as Exhibit 9.2 with respect to this Agreement and either Party may make subsequent public disclosure of the contents of such press release. Subject to the foregoing, each Party agrees not to issue any press release or other public statement, whether oral or written, disclosing the terms hereof or any activities under the Research Program conducted hereunder without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed), provided however, that neither Party will be prevented from complying with any duty of disclosure it may have pursuant to Applicable Laws or pursuant to the rules of any recognized stock exchange or quotation system, subject to that Party notifying the other Party of such duty and limiting such disclosure as reasonably requested by the other Party (and giving the other Party sufficient time to review and comment on any proposed disclosure). In the event that Zymeworks desires to make a public announcement regarding any payment under Article 5 (or the occurrence of the activity related thereto), Zymeworks will provide DS with no less than […***…], or shorter period if required by Applicable Laws, in which to review and approve such announcement, such approval not to be unreasonably withheld, conditioned or delayed.

10. TERM AND TERMINATION

10.1 Term.

10.1.1 The term of this Agreement (the “Term”) will commence on the Effective Date and (subject to earlier termination in accordance with Section 10.2, 10.3 or 10.4) will expire upon the expiration of the Option Term, unless, during the Option Term, DS exercises its Option. In the event of expiration of this Agreement pursuant to this Section 10.1.1, DS shall cease all development and commercialization of the Antibodies and Products.

10.1.2 Notwithstanding Section 10.1.1, in the event that DS exercises its Option in accordance with Section 2.1.2, the Term shall expire, on a Product-by-Product basis, on the expiration of the Product Royalty Term for such Product.

10.1.3 Upon expiration of this Agreement under Section 10.1.2 (but not under Section 10.1.1) with respect to a Product, the licenses and rights granted to DS under Section 2.1 shall become non-exclusive, fully paid-up, perpetual licenses, solely with respect to such Product. For clarity, upon expiration of the last-to-expire Product Royalty Term, this Agreement shall expire in its entirety.

10.1.4 In the event of an expiration of this Agreement pursuant to Section 10.1.1 or 10.1.2, the following Articles and Sections of this Agreement shall survive, on a […***…] Product by […***…] Product basis, until the expiration of the […***…] Royalty Term for such […***…] Product: Section 2.2.2, Section 5.8, Section 6.1.3, Section 6.1.5 (with respect to […***…]), Section 6.2 (with respect to […***…] Royalties), Section 6.3 (with respect to […***…] Royalties), Section 6.4 (with respect to […***…] Royalties), Sections 7.1, 7.1.1, 7.1.2, 7.1.3, 7.2.3, 7.2.4, 7.3.1, 7.3.3, and 7.3.5 (in each case with respect to Joint Patent Rights and DS Patent Rights only), and Section 7.3.4 (the foregoing Articles and Sections, the “[…***…]

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Survival Sections”). Upon expiration of […***…] Royalty Term for a […***…] Product, the licenses and rights granted to Zymeworks under Section 2.2.2(a) shall become non-exclusive, fully paid-up, perpetual licenses, solely with respect to such […***…] Product.

10.2 Termination for Convenience.

10.2.1 During the Research Program Term, DS shall have the right to terminate this Agreement at any time in its sole discretion upon […***…] advance written notice to Zymeworks. After the Research Program Term, DS shall have the right to terminate this Agreement at any time in its sole discretion upon […***…] advance written notice to Zymeworks. In the event of a termination by DS pursuant to this Section 10.2.1, DS shall cease all development and commercialization of the Antibodies and Products, and the […***…] shall survive.

10.2.2 Zymeworks shall have the right to terminate the licenses granted to it in Section 2.2.2 at any time in its sole discretion upon […***…] advance written notice to DS. In the event of such a termination, this Agreement shall continue in full force and effect; provided that Section 2.2.2, Section 5.8, Section 6.1.3, Zymeworks’ record-keeping obligations under Section 6.4.1, DS’ audit rights under Section 6.4.2, Section 7.2.3, and Section 7.3.4 shall terminate; all references to DS Patent Rights, Competing […***…], […***…] Antibodies and […***…] Products in Section 7.2.5 and 7.3 shall be deemed to have been deleted; and Zymeworks shall cease all development and commercialization of the […***…] Antibodies and […***…] Products.

10.3 Termination for Patent Challenge.

10.3.1 Notwithstanding anything herein to the contrary, in the event that DS or its Affiliates file or initiate an action challenging (directly or indirectly (e.g., through a Third Party)) in a court or by administrative proceeding seeking the invalidity or unenforceability or seeking to limit the scope of any Zymeworks Patent Rights, then Zymeworks, at its discretion, may give notice to DS that Zymeworks will terminate the licenses and the Option granted to DS under Section 2.1 unless such challenge is withdrawn, abandoned, or terminated (as appropriate) within […***…]. In the event that DS or its Affiliates (as the case may be) does not withdraw, abandon or terminate (as appropriate) such challenge within such […***…] period, Zymeworks may terminate this Agreement, and DS shall cease all development and commercialization of the Antibodies and Products. In the event of a termination by Zymeworks pursuant to this Section 10.3.1, the […***…] Survival Sections (other than Section 2.2.2(c)) shall survive.

10.3.2 Notwithstanding anything herein to the contrary, in the event that Zymeworks or its Affiliates file or initiate an action challenging (directly or indirectly (e.g., through a Third Party)) in a court or by administrative proceeding seeking the invalidity or unenforceability or seeking to limit the scope of any DS Patent Rights, then DS, at its discretion, may give notice to Zymeworks that DS will terminate the licenses granted to Zymeworks under Section 2.2.2 unless such challenge is withdrawn, abandoned, or terminated (as appropriate) within […***…]. In the event that Zymeworks or its Affiliates (as the case may be) does not

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withdraw, abandon or terminate (as appropriate) such challenge within such […***…] period, DS may terminate the license granted to Zymeworks under Section 2.2.2, in which case Section 5.8, Section 6.1.3, Zymeworks’ record-keeping obligations under Section 6.4.1, DS’ audit rights under Section 6.4.2, Section 7.2.3, and Section 7.3.4 shall terminate; all references to DS Patent Rights, Competing […***…], DS Patent Rights, […***…] Antibodies and […***…] Products in Section 7.2.5 and 7.3 shall be deemed to have been deleted; and Zymeworks shall cease all development and commercialization of the […***…] Antibodies and […***…] Products.

10.4 Termination for Cause. If either DS or Zymeworks is in material breach of any obligation hereunder, the non-breaching Party may give notice to the breaching Party specifying the claimed particulars of such breach, and in such event, if the breach is not cured within […***…] after receipt of such notice, the non-breaching Party shall have the rights thereafter to terminate this Agreement immediately by giving notice to the breaching Party to such effect. A Party may terminate this Agreement pursuant to this Section 10.4, in its entirety or on a Product-by-Product (with respect to a termination by Zymeworks) or […***…] Product-by-[…***…] Product basis (with respect to a termination by DS). If a breach is specific to a particular Product (in the case of a breach by DS) or […***…] Product (in the case of a breach by Zymeworks), the non-breaching Party shall have the right to terminate this Agreement in accordance with this Section 10.4 solely with respect to such Product or […***…] Product, as applicable. In the event of a termination by Zymeworks pursuant to this Section 10.4, DS shall cease all development and commercialization of the Antibodies and Products which are subject to such termination, and the […***…] Survival Sections (other than Section 2.2.2(c)) shall survive. In the event of a termination by DS pursuant to this Section 10.4, Zymeworks shall cease all development and commercialization of the […***…] Antibodies and […***…] Products which are subject to such termination, and any licenses granted to DS under Section 2.1 prior to such termination and still in effect shall survive, subject to all relevant provisions (including Section 3.3, Article 5, Article 6, and Article 10).

11. EFFECTS OF TERMINATION

11.1 Termination of Agreement. If this Agreement terminates or expires for any reason, then no later than […***…] after the effective date of such termination, each Party shall pay all amounts then due and owing to the other Party hereunder as of the termination date; provided that with respect to a termination on a Product-by-Product or […***…] Product-by-[…***…] Product basis, payments shall be so accelerated solely with respect to the terminated products. In the event of a termination or expiration of this Agreement in its entirety, each Party shall return or cause to be returned to the other Party, or destroy, all Confidential Information received from the other Party and all copies thereof; provided, however, that each Party may keep one (1) copy of Confidential Information received from the other Party in its confidential files for record purposes; and provided further that each Party may retain any Confidential Information reasonably necessary to exercise any surviving rights in accordance with this Agreement.

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11.2 Survival. Termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such termination, nor affect in any way the survival of any other right, duty or obligation of the Parties which is expressly stated elsewhere in this Agreement to survive such termination. Without limiting the foregoing and except as expressly set forth otherwise in this Agreement, Articles 1, 8, 9, 11, 13, and 14 and Sections 7.1, 7.1.1, 7.1.2, 7.1.3, 7.2.4, 12.4 and 12.5 shall survive the expiration or termination of this Agreement. Any and all sublicenses granted by Zymeworks under the […***…] License including the obligations of payment by Zymeworks under Section 5.8 shall survive any expiration or termination of this Agreement (in its entirety or on a Product-by-Product or […***…] Product-by- […***…] Product basis), provided that such sublicensee did not cause the breach that gave cause to such termination by DS under 10.4. If a sublicensee’s breach is the cause for a termination by DS under Section 10.4, then solely the sublicense granted to such sublicensee shall terminate with such termination of this Agreement. Except as otherwise expressly provided herein (including in Article 10), all other rights and obligations of the Parties under this Agreement shall terminate upon termination or expiration of this Agreement.

11.3 Damages; Relief. Termination of this Agreement shall not preclude either Party from claiming any other damages, compensation or relief that it may be entitled to upon such termination.

11.4 Bankruptcy Code. If this Agreement is rejected by a Party as a debtor under Section 365 of the United States Bankruptcy Code or similar provision in the bankruptcy laws of another jurisdiction (the “Code”), then, notwithstanding anything else in this Agreement to the contrary, all licenses and rights to licenses granted under or pursuant to this Agreement by the Party in bankruptcy to the other Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (or similar provision in the bankruptcy laws of the jurisdiction), licenses of rights to “intellectual property” as defined under Section 101(35A) of the United States Bankruptcy Code (or similar provision in the bankruptcy laws of the jurisdiction). The Parties agree that a Party that is a licensee of rights under this Agreement shall retain and may fully exercise all of its rights and elections under the Code. The foregoing provisions of this Section 11.4 are without prejudice to any rights a Party may have arising under the Code.

12. REPRESENTATIONS AND WARRANTIES

12.1 Representations and Warranties by Each Party. Each Party represents and warrants to the other as of the Effective Date that:

12.1.1 it is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation;

12.1.2 it has full corporate power and authority to execute, deliver, and perform this Agreement, and has taken all corporate action required by Applicable Laws and its organizational documents to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement;

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12.1.3 this Agreement constitutes a valid and binding agreement enforceable against it in accordance with its terms (except as the enforceability thereof may be limited by bankruptcy, bank moratorium or similar laws affecting creditors’ rights generally and laws restricting the availability of equitable remedies and may be subject to general principles of equity whether or not such enforceability is considered in a proceeding at law or in equity); and

12.1.4 the execution and delivery of this Agreement and all other instruments and documents required to be executed pursuant to this Agreement, and the consummation of the transactions contemplated hereby do not and shall not (a) conflict with or result in a breach of any provision of its organizational documents, (b) result in a breach of any agreement to which it is a party; or (c) violate any Applicable Laws.

12.2 Representations and Warranties by Zymeworks. Zymeworks represents and warrants to DS as of the Effective Date that:

12.2.1 Zymeworks has the right to grant to DS the licenses and rights under Section 2.1 that it purports to grant hereunder;

12.2.2 Zymeworks has not granted, and will not grant during the Term, rights to any Third Party under the Zymeworks Intellectual Property that conflict with the rights granted to DS hereunder;

12.2.3 Zymeworks has not received any written notice of any threatened claims or litigation seeking to invalidate or otherwise challenge the Zymeworks Patent Rights or Zymeworks’ rights therein; and

12.2.4 To its knowledge, the Zymeworks Patent Rights are not subject to any pending re-examination, opposition, interference or litigation proceedings.

12.3 Representations and Warranties by DS. DS represents and warrants to Zymeworks as of the Effective Date that:

12.3.1 DS has the right to grant to Zymeworks the licenses and rights under Section 2.2 that it purports to grant hereunder;

12.3.2 DS has not granted, and will not grant during the Term, rights to any Third Party under the DS Intellectual Property that conflict with the rights granted to Zymeworks hereunder;

12.3.3 DS has not received any written notice of any threatened claims or litigation seeking to invalidate or otherwise challenge the DS Patent Rights or DS’ rights therein;

12.3.4 To its knowledge, the DS Patent Rights are not subject to any pending re-examination, opposition, interference or litigation proceedings; and

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12.3.5 Based on reasonable experimental data or generally accepted scientific literature available as of the Effective Date, the […***…] Binding Domain is Directed To […***…], and the Research Sequence Pairs are Directed To the Research Target Pair.

12.4 Limitation. NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, THAT ANY OF THE RESEARCH, DEVELOPMENT AND/OR COMMERCIALIZATION EFFORTS WITH REGARD TO ANY ANTIBODY OR PRODUCT, OR ANY […***…] ANTIBODY OR […***…] PRODUCT, WILL BE SUCCESSFUL.

12.5 No Other Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS OR WARRANTIES OF ANY KIND WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT, EITHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTIES OF NON-INFRINGEMENT, PATENTABILITY, VALIDITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

13. INDEMNIFICATION AND LIABILITY

13.1 Indemnification by Zymeworks. Zymeworks shall indemnify, defend and hold DS and its Affiliates, and their respective officers, directors, employees, contractors, licensees, agents and assigns (each, a “DS Indemnified Party”), harmless from and against losses, damages and liability, including reasonable legal expense and attorneys’ fees, (collectively, “Losses”) to which any DS Indemnified Party may become subject as a result of any Third Party demands, claims or actions (“Claims”) against any DS Indemnified Party (including product liability claims) arising or resulting from: (a) the research, development or commercialization of […***…] Antibodies or […***…] Products by Zymeworks or its Affiliates or Third Parties acting under their authority under this Agreement, (b) the negligence or willful misconduct of Zymeworks or its Affiliates or Third Parties (including licensees, other than DS, and contractors) acting under their authority pursuant to this Agreement, or (c) the material breach of any term in or the covenants, warranties, representations made by Zymeworks to DS under this Agreement. Zymeworks is only obliged to so indemnify and hold the DS Indemnified Parties harmless to the extent that such Claims do not arise from the material breach of this Agreement by or the negligence or willful misconduct of DS or its Related Parties.

13.2 Indemnification by DS. DS shall indemnify, defend and hold Zymeworks and its Affiliates, and their respective officers, directors, employees, contractors, agents and assigns (each, a “Zymeworks Indemnified Party”), harmless from and against Losses incurred by any Zymeworks Indemnified Party as a result of any Third Party Claims against any Zymeworks Indemnified Party (including product liability claims) arising or resulting from: (a) the research, development or commercialization of Antibodies or Products by DS or its Affiliates or Third Parties acting under their authority under

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this Agreement; (b) the negligence or willful misconduct of DS or its Affiliates or Third Parties (including collaborators and other sublicensees and contractors) acting under their authority pursuant to this Agreement; or (c) the material breach of any term in or the covenants, warranties, representations made by DS to Zymeworks under this Agreement. DS is only obliged to so indemnify and hold the Zymeworks Indemnified Parties harmless to the extent that such Claims do not arise from the material breach of this Agreement or the negligence or willful misconduct of Zymeworks or its Related Parties.

13.3 Indemnification Procedure.

13.3.1 Any DS Indemnified Party or Zymeworks Indemnified Party seeking indemnification hereunder (“Indemnified Party”) shall notify the Party against whom indemnification is sought (“Indemnifying Party”) in writing reasonably promptly after the assertion against the Indemnified Party of any Claim in respect of which the Indemnified Party intends to base a claim for indemnification hereunder, but the failure or delay so to notify the Indemnifying Party shall not relieve the Indemnifying Party of any obligation or liability that it may have to the Indemnified Party except to the extent that the Indemnifying Party demonstrates that its ability to defend or resolve such Claim is adversely affected thereby.

13.3.2 Subject to the provisions of Section 13.3.3 below, the Indemnifying Party shall have the right, upon providing notice to the Indemnified Party of its intent to do so within […***…] after receipt of the notice from the Indemnified Party of any Claim, to assume the defense and handling of such Claim, at the Indemnifying Party’s sole expense.

13.3.3 The Indemnifying Party shall select counsel reasonably acceptable to the Indemnified Party in connection with conducting the defense and handling of such Claim, and the Indemnifying Party shall defend or handle the same in consultation with the Indemnified Party, and shall keep the Indemnified Party timely apprised of the status of such Claim. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, agree to a settlement of any Claim which could lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder, or would involve any admission of wrongdoing on the part of the Indemnified Party. The Indemnified Party shall cooperate with the Indemnifying Party, at the request and expense of the Indemnifying Party, and shall be entitled to participate in the defense and handling of such Claim with its own counsel and at its own expense.

13.4 Special, Indirect and Other Losses. NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE UNDER THIS AGREEMENT FOR SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING LOSS OF PROFITS SUFFERED BY THE OTHER PARTY, EXCEPT FOR LIABILITY FOR BREACH OF ARTICLE 8. NOTHING IN THIS SECTION 13.4 SHALL BE CONSTRUED TO LIMIT EITHER PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS ARTICLE 13.

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13.5 Insurance. Each Party, at its own expense, shall maintain liability insurance (or self-insure) in an amount consistent with industry standards during the Term. Each Party shall provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to the other Party upon request.

14. GENERAL PROVISIONS

14.1 Assignment. Except as provided in this Section 14.1, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the consent of the other Party; provided, however, that (and notwithstanding anything elsewhere in this Agreement to the contrary) either Party may, without such consent, assign this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate of such Party, provided further that, either Party, without the written consent of the other Party, may assign this Agreement and its rights and obligations hereunder (or under a transaction under which this Agreement is assumed) in connection with the transfer or sale of all or substantially all of its assets or business related to the subject matter of this Agreement, or in the event of its merger or consolidation or similar transaction. Any attempted assignment not in accordance with this Section 14.1 shall be void. Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement.

14.2 Extension to Affiliates. Except as expressly set forth otherwise in this Agreement, each Party shall have the right to extend the rights and obligations granted in this Agreement to one or more of its Affiliates. All applicable terms and provisions of this Agreement, except this right to extend, shall apply to any such Affiliate to which this Agreement has been extended to the same extent as such terms and provisions apply to the Party extending such rights and obligations. The Party extending the rights and obligations granted hereunder shall remain primarily liable for any acts or omissions of its Affiliates.

14.3 Severability. Should one or more of the provisions of this Agreement become void or unenforceable as a matter of Applicable Laws, then this Agreement shall be construed as if such provision were not contained herein and the remainder of this Agreement shall be in full force and effect, and the Parties will use their best efforts to substitute for the invalid or unenforceable provision a valid and enforceable provision which conforms as nearly as possible with the original intent of the Parties.

14.4 Governing Law; English Language. This Agreement shall be governed by and construed in accordance with the laws of the State of New York and the patent laws of the United States without reference to any rules of conflict of laws. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement.

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14.5 Dispute Resolution.

14.5.1 If any dispute, claim or controversy of any nature arising out of or relating to this Agreement, including any action or claim based on tort, contract or statute, or concerning the interpretation, effect, termination, validity, performance or breach of this Agreement (each, a “Dispute”), arises between the Parties and the Parties cannot resolve such Dispute within […***…] of a written request by either Party to the other Party (“Notice of Dispute”), and such Dispute is not one for which the JSC Chair has final decision-making as expressly set forth in this Agreement, either Party may refer the Dispute to senior representatives of each Party for resolution. Each Party, within […***…] after a Party has received such written request from the other Party to so refer such Dispute, shall notify the other Party in writing of the senior representative to whom such dispute is referred. If, after an additional […***…] after such notice of senior representatives’ names, such representatives have not succeeded in negotiating a resolution of the Dispute, and a Party wishes to pursue the matter, each such Dispute, controversy or claim that is not an “Excluded Claim” (defined below) shall be finally resolved by binding arbitration administered by JAMS pursuant to JAMS’ Arbitration Rules and Procedures (the “Rules”). Judgment on the Award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

14.5.2 The arbitration shall be conducted by a single arbitrator experienced in the business of pharmaceuticals (including biologicals). If the issues in dispute involve scientific, technical or commercial matters, the arbitrator chosen hereunder shall engage experts have educational training or industry experience sufficient to demonstrate a reasonable level of relevant scientific, medical and industry knowledge, as necessary to resolve the dispute. Within […***…] after initiation of arbitration, the Parties shall select the arbitrator. If the Parties are unable or fail to agree upon the arbitrator within such […***…] period, the arbitrator shall be appointed in accordance with the Rules. The place of arbitration shall be New York City, New York, and all proceedings and communications shall be in English.

14.5.3 Prior to the arbitrator being selected, either Party, without waiving any remedy under this Agreement, may seek from any court having jurisdiction any temporary injunctive or provisional relief necessary to protect the rights or property of that Party until final resolution of the issue by the arbitrator or other resolution of the controversy between the Parties. Once the arbitrator has been selected, either Party may apply to the arbitrator for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved, and either Party may apply to a court of competent jurisdiction to enforce interim injunctive relief granted by the arbitrator. Any final award by the arbitrator may be entered by either Party in any court having appropriate jurisdiction for a judicial recognition of the decision and applicable orders of enforcement. The arbitrator shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages. Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrator’s fees and any administrative fees of arbitration, unless the arbitrator agrees otherwise.

14.5.4 Except to the extent necessary to confirm an award or as may be required by law, neither a Party nor the arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. In no event shall an arbitration be

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initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable New York statute of limitations.

14.5.5 As used in this Section 14.5, the term “Excluded Claim” means any dispute, controversy or claim that concerns (a) the validity, enforceability or infringement of any patent, trademark or copyright, or (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory. Any Excluded Claim may be submitted by either Party to any court of competent jurisdiction over such Excluded Claim.

14.6 Force Majeure. Neither Party shall be responsible to the other for any failure or delay in performing any of its obligations under this Agreement or for other nonperformance hereunder (excluding, in each case, the obligation to make payments when due) if such delay or nonperformance is caused by strike, fire, flood, earthquake, accident, war, act of terrorism, act of God or of the government of any country or of any local government, or by any other cause unavoidable or beyond the control of any Party hereto. In such event, the Party affected will use reasonable efforts to resume performance of its obligations and will keep the other Party informed of actions related thereto. If any such failure of delay in a Party’s performance hereunder continues for more than […***…], the other Party may terminate this Agreement upon written notice to the delayed Party.

14.7 Waivers and Amendments. The failure of any Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party. No waiver shall be effective unless it has been given in writing and signed by the Party giving such waiver. No provision of this Agreement may be amended or modified other than by a written document signed by authorized representatives of each Party.

14.8 Relationship of the Parties. Nothing contained in this Agreement shall be deemed to constitute a partnership, joint venture, or legal entity of any type between Zymeworks and DS, or to constitute one as the agent of the other. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give any Party the power or authority to act for, bind, or commit the other.

14.9 Notices. All notices, consents or waivers under this Agreement shall be in writing and will be deemed to have been duly given when (a) scanned and converted into a portable document format file (i.e., pdf file), and sent as an attachment to an e-mail message, where, when such message is received, a read receipt e-mail is received by the sender (and such read receipt e-mail is preserved by the Party sending the notice), provided further that a copy is promptly sent by an internationally recognized overnight delivery service (receipt requested)(although the sending of the e-mail message shall be when the notice is deemed to have been given), or (b) the earlier of when received by the addressee or five (5) days after it was sent, if sent by registered letter or overnight courier by an internationally recognized overnight delivery service (receipt requested), in each case to the

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appropriate addresses and e-mail addresses set forth below (or to such other addresses and e-mail addresses as a Party may designate by notice):

If to Zymeworks:	Zymeworks, Inc.
540-1385 West 8th Avenue
Vancouver, BC
Canada
V6H 3V9
E-mail address: […***…]

and

Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, CA 95070
Attention: […***…]
E-mail address: […***…]

If to DS:	Daiichi Sankyo Co., Ltd.
1-2-58, Hiromachi, Shinagawa-ku
Tokyo 140-8710
Attension: […***…]
E-mail address: […***…]

14.10 Further Assurances. DS and Zymeworks hereby covenant and agree without the necessity of any further consideration, to execute, acknowledge and deliver any and all documents and take any action as may be reasonably necessary to carry out the intent and purposes of this Agreement.

14.11 Compliance with Law. Each Party shall perform its obligations under this Agreement in accordance with all Applicable Laws. No Party shall, or shall be required to, undertake any activity under or in connection with this Agreement which violates, or which it believes, in good faith, may violate, any Applicable Laws.

14.12 No Third Party Beneficiary Rights. This Agreement is not intended to and shall not be construed to give any Third Party any interest or rights (including any Third Party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby, except as otherwise expressly provided for in this Agreement.

14.13 Entire Agreement. This Agreement sets forth the entire agreement and understanding of the Parties as to the subject matter hereof and supersedes all proposals, oral or written, and all other communications

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between the Parties with respect to such subject matter. The Parties acknowledge and agree that, as of the Effective Date, all Confidential Information disclosed pursuant to the Confidentiality Agreements by a Party or its Affiliates shall be included in the Confidential Information subject to this Agreement and the Confidentiality Agreements are hereby superseded in their entirety; provided, that the foregoing shall not relieve any Person of any right or obligation accruing under the Confidentiality Agreements prior to the Effective Date. “Confidentiality Agreements” means the Mutual Non-Disclosure Agreement between Zymeworks and DS dated […***…], and the Addendum to Mutual Non-Disclosure Agreement between Zymeworks and DS dated […***…].

14.14 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.15 Expenses. Each Party shall pay its own costs, charges and expenses incurred in connection with the negotiation, preparation and completion of this Agreement.

14.16 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors and permitted assigns.

14.17 Construction. The Parties hereto acknowledge and agree that: (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to all Parties hereto and not in a favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.

14.18 Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive unless explicitly stated to be so, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

14.19 Export. Each Party acknowledges that the laws and regulations of the United States restrict the export and re-export of commodities and technical data of United States origin. Each Party agrees that it will not export or re-export restricted commodities or the technical data of the other Party in any form without appropriate United States and foreign government licenses.

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14.20 Notification and Approval. In the event that this Agreement or the transaction(s) set forth herein are subject to notification or regulatory approval in one or more countries, then development and commercialization in such country(ies) will be subject to such notification or regulatory approval. The Parties will reasonably cooperate with each other with respect to such notification and the process required thereunder, including in the preparation of any filing. DS will be responsible for any and all costs, expenses, and filing fees associated with any such filing.

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IN WITNESS WHEREOF, the Parties intending to be bound have caused this Agreement to be executed by their duly authorized representatives.

ZYMEWORKS INC.

By:
Name:	Ali Tehrani, Ph.D.
Title:	President & Chief Executive Officer

DAIICHI SANKYO CO., LTD.

By:
Name:	Toshinori Agatsuma, Ph.D.
Title:	Vice President, Biologics and Immuno-Oncology Laboratoies

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EXHIBIT 1.12

[…***…]

[…***…], are listed below together with their respective Sequences and full-length sequences.

[…***…]

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EXHIBIT 1.23

DS KNOW-HOW

List of DS Know-How:

1.	[…***…]

2.	[…***…]

3.	[…***…]

4.	[…***…]

5.	[…***…]

6.	[…***…]

7.	[…***…]

8.	[…***…]

9.	[…***…]

10.	[…***…]

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EXHIBIT 1.54

RESEARCH SEQUENCE PAIRS

The Reseach Sequene Pairs are as follows with the respective Sequences and full-length sequences listed in the table below:

[…***…]

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EXHIBIT 1.55

RESEARCH TARGET PAIR

The Research Target Pair is […***…] with […***…] with their respective SwissProt ID listed in the table below.

[…***…]

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EXHIBIT 3.1.3

THE INITIAL WORKPLAN

The Work Plan and projected durations for each stage are provided as approximates and subject to change pending the initiation dates for each project and laboratory capacities.

Part 1: […***…]
Part	Activity	Responsible Party	Deliverable to the other Party
[…***…]	•[…***…]	[…***…]	•[…***…]
[…***…]	•[…***…]	[…***…]	•[…***…]
Part 2: […***…]
Part	Activity	Responsible Party	Deliverable to the other Party
[…***…]	[…***…]	[…***…]	•[…***…]
[…***…]	•[…***…]	[…***…]	•[…***…]
Part 3: […***…]
Part	Activity	Responsible Party	Deliverable to the other Party
[…***…]	•[…***…]	[…***…]	•[…***…]
[…***…]	•[…***…]	[…***…]	•[…***…]
[…***…]
Approximate Budget:

The approximate budget for the completion of the above-outlined activities […***…] $[…***…] USD.

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[…***…]

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EXHIBIT 9.2

PRESS RELEASE

Zymeworks and Daiichi Sankyo Announce Immuno-Oncology Cross-Licensing Agreement and Bi-Specific Antibody Collaboration

Vancouver, Canada, Tokyo, Japan and Parsippany, NJ (September xx, 2016) – Zymeworks Inc., a clinical-stage biopharmaceutical company discovering and developing innovative multi-functional protein-based therapeutics including bi-specific antibodies and drug conjugates, for the treatment of cancer, and Daiichi Sankyo Company, Limited (hereafter, Daiichi Sankyo) announced today that they have entered into a cross-licensing and collaboration agreement to develop proprietary cancer immuno-oncology products.

Under the terms of the agreement, Daiichi Sankyo will acquire a license to Zymeworks’ Azymetric™ and Effector Function Enhancement and Control Technology (EFECT™) platforms to develop a bi-specific antibody therapeutic, for which Zymeworks will receive an upfront technology access fee and research support. Zymeworks will also be eligible to receive payments upon the achievement of preclinical, clinical and commercial milestones, as well as up to double-digit tiered royalties on global product sales. Additionally, Zymeworks will license immuno-oncology antibodies from Daiichi Sankyo, with the right to research, develop and commercialize multiple bi-specific products globally in exchange for royalties on product sales. Further financial details are not disclosed.

“We are very excited to enter into this cross-licensing agreement with Daiichi Sankyo,” said Ali Tehrani, Ph.D., President and CEO of Zymeworks. “The in-licensing component of the transaction will enable Zymeworks to expand its therapeutic pipeline in the near term by accelerating a number of our immuno-oncology programs into the clinic and to ultimately provide more effective and targeted treatments to patients. Additionally, we believe that the licensing of Zymeworks’ platforms to Daiichi Sankyo further demonstrates the potential of the Azymetric™ and EFECT™ technologies for the discovery and development of next-generation multi-functional biologics.”

“Targeting two drivers of disease with a single monoclonal antibody is a key scientific advance that may help change the standard of care for patients with cancer,” said Antoine Yver, MD, MSc., Executive Vice President and Global Head, Oncology Research and Development, Daiichi Sankyo. “We are looking forward to strengthening our expertise in bi-specific immuno-oncology by working closely with Zymeworks on this collaboration.”

About the Azymetric™ Platform

Bi-specific antibodies developed using the Azymetric™ platform resemble conventional mono-specific antibodies while being able to simultaneously bind to two different targets resulting in additive or synergistic therapeutic responses. Azymetric™ antibodies spontaneously assemble into a single molecule with two different Fab domains comprising of unique heavy and light chain pairings. Azymetric™ antibodies are manufactured using conventional monoclonal antibody processes and can be easily adapted to rapidly screen target and sequence combinations for bi-specific activity in the final therapeutic format, thereby significantly reducing drug development timelines.

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About the EFECT™ Platform

The EFECT™ platform is a library of antibody Fc modifications engineered to modulate the activity of the antibody-mediated immune response, which includes both the up and down-regulation of effector functions. This platform is compatible with traditional monoclonal and well as Azymetric™ bi-specific antibodies to further enable the customization of therapeutic responses for different diseases.

About Zymeworks Inc.

Zymeworks is a privately held clinical-stage biotherapeutics company that is developing best-in-class Azymetric™ bi-specific antibodies and antibody drug conjugates for the treatment of cancer, autoimmune and inflammatory diseases. The company’s novel Azymetric™, AlbuCORE™, and EFECT™ platforms, its Zymelink™ conjugation platform and cytotoxins, and its proprietary ZymeCAD™ structure-guided protein engineering technology, enable the development of highly potent bi-specific antibodies, multivalent protein therapeutics, and antibody drug conjugates across a range of indications. Zymeworks is focused on accelerating its clinical and preclinical biotherapeutics pipeline through in-house research and development programs and strategic collaborations. More information on Zymeworks can be found at www.zymeworks.com.

About Daiichi Sankyo Cancer Enterprise

The vision of Daiichi Sankyo Cancer Enterprise is to push beyond traditional thinking to align world-class science to create innovative treatments for patients with cancer. The oncology pipeline of Daiichi Sankyo continues to grow and currently includes more than 20 small molecules and monoclonal antibodies with novel targets in both solid and hematological cancers. Compounds in phase 3 development include: quizartinib, an oral FLT3 inhibitor, for newly-diagnosed and relapsed/refractory FLT3-ITD+ acute myeloid leukemia (AML); pexidartinib, an oral CSF-1R inhibitor, for tenosynovial giant cell tumor (TGCT), also known as pigmented villonodular synovitis (PVNS) and giant cell tumor of the tendon sheath (GCT-TS), which also is being investigated in combination with anti-PD1 immunotherapy, pembrolizumab, in a range of solid tumors; and tivantinib, an oral MET inhibitor, for second-line treatment of MET-high hepatocellular carcinoma in partnership with ArQule, Inc.

About Daiichi Sankyo

Daiichi Sankyo Group is dedicated to the creation and supply of innovative pharmaceutical products to address diversified, unmet medical needs of patients in both mature and emerging markets. With over 100 years of scientific expertise and a presence in more than 20 countries, Daiichi Sankyo and its 16,000 employees around the world draw upon a rich legacy of innovation and a robust pipeline of promising new medicines to help people. In addition to a strong portfolio of medicines for hypertension and thrombotic disorders, under the Group’s 2025 Vision to become a “Global Pharma Innovator with Competitive Advantage in Oncology,” Daiichi Sankyo research and development is primarily focused on bringing forth novel therapies in oncology, including immuno-oncology, with additional focus on new horizon areas, such as pain management, neurodegenerative diseases, heart and kidney diseases, and other rare diseases. For more information, please visit: www.daiichisankyo.com. Daiichi Sankyo, Inc., headquartered in Parsippany, New Jersey, is a member of the Daiichi Sankyo Group. For more information on Daiichi Sankyo, Inc., please visit www.dsi.com.

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Contact:

Zymeworks:

Media Inquiries

Michael Lampe

(484) 575-5040

michael@scientpr.com

Investor Inquiries

Stephanie Carrington

ICR Inc.

(646) 277-1282

stephanie.carrington@icrinc.com

Zymeworks Inc.

David Poon, Ph.D.Executive Director, External R&D and Alliances

(604) 678-1388

bd@zymeworks.com

Daiichi Sankyo:

Jennifer Brennan

Daiichi Sankyo, Inc.

jbrennan2@dsi.com

+1 973 944 2393 (office)

+1 201 709 9309 (mobile)